Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MIDOCEAN SBR HOLDINGS, LLC,

MIDOCEAN SBR ACQUISITION CORP.,

AND

SBARRO, INC.

dated as of November 22, 2006

TABLE OF CONTENTS

		Page
ARTICLE I.
MERGER; CONSIDERATION		1

1.1.	The Merger.	1
1.2.	Effective Time of the Merger.	2
1.3.	Effects of the Merger.	2
1.4.	Effect on Capital Stock.	2
1.5.	Merger Consideration.	3
1.6.	Cash Distribution.	3
1.7.	Allocation of Consideration.	4
1.8.	Reserved.	3
1.9.	Estimated Merger Consideration.	4
1.10.	Collateral.	4
1.11.	Closing.	5
1.12.	Merger Consideration Adjustment.	5
1.13.	Closing of the Company’s Transfer Books.	8
1.14.	No Further Ownership Rights in Company Common Stock.	8
1.15.	Lost, Stolen or Destroyed Certificates.	9

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB		9

2.1.	Corporate Organization, Power and Authority.	9
2.2.	Authorization; No Conflict.	9
2.3.	Investigation.	11
2.4.	Financing Arrangements.	11
2.5.	Brokers and Finders.	12
2.6.	No Prior Activities.	12
2.7.	Ownership of Surviving Corporation.	12
2.8.	Representations and Warranties Complete.	12

ARTICLE III.

REPRESENTATIONS AND WARRANTIES F THE COMPANY		12

3.1.	Power and Authority.	13
3.2.	Authorization; No Conflict.	13
3.3.	Corporate Organization; Company Subsidiaries.	14

i

3.4.	Capitalization; Title to Shares; Indebtedness.	15
3.5.	Securities Filings.	15
3.6.	Permits and Compliance with Law.	16
3.7.	Financial Information.	16
3.8.	Ordinary Course; No Material Adverse Effect.	17
3.9.	No Undisclosed Liabilities.	17
3.10.	Legal Proceedings.	17
3.11.	Property.	17
3.12.	Material Contracts.	18
3.13.	Intellectual Property.	21
3.14.	Environmental Matters.	21
3.15.	Labor Matters.	21
3.16.	Taxes.	22
3.17.	Employee Benefit Plans.	24
3.18.	Relationships with Suppliers.	25
3.19.	Insurance.	25
3.20.	Affiliate and Associate Transactions.	26
3.21.	Brokers and Finders.	26
3.22.	Absence of Changes.	26
3.23.	Representations and Warranties Complete.	27

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS		27

4.1.	Power and Authority.	27
4.2.	Authorization; No Conflict.	28
4.3.	Title to Shares.	28
4.4.	Investment Intention.	29
4.5.	Representations and Warranties Complete.	29

ARTICLE V.

COVENANTS		29

5.1.	Conduct of Business.	29
5.2.	Access.	31
5.3.	Hart-Scott-Rodino Act.	32
5.4.	Consents.	32
5.5.	Reasonable Efforts.	32
5.6.	Retention of Books and Records.	33
5.7.	Withdrawn Assets.	33

5.8.	Transfer Taxes.	35
5.9.	Tax Payment Agreement.	35
5.10.	No Section 338 Election.	35
5.11.	Stockholders’ Loans; Affiliate Transactions.	35
5.12.	D&O Insurance.	35
5.13.	Exclusivity.	36
5.14.	Notification of Certain Events.	36
5.15.	Financing Matters.	37
5.16.	Non-Competition; Non-Solicitation.	39
5.17.	Satisfaction and Discharge.	41
5.18.	Extension.	41

ARTICLE VI.

CONDITIONS PRECEDENT TO THE TRANSACTION		41

6.1.	Conditions Precedent to the Parent’s and Merger Sub’s Obligation to Close.	41
6.2.	Conditions Precedent to the Company’s Obligation to Close.	43

ARTICLE VII.

TAX AND EMPLOYEE BENEFITS MATTERS		44

7.1.	Responsibility for Filing Tax Returns.	44
7.2.	Cooperation on Tax Matters.	46
7.3.	Certain Employee Benefits Matters.	47

ARTICLE VIII.

INDEMNIFICATION		49

8.1.	Survival.	49
8.2.	Indemnification by the Stockholders.	49
8.3.	Indemnification by the Parent and Merger Sub.	50
8.4.	Other Limitations on Indemnification.	51
8.5.	Notice.	52
8.6.	Right to Contest Claims of Third Parties.	52
8.7.	Exclusive Remedy.	53
8.8.	Purchase Price Adjustment.	53

ARTICLE IX.

TERMINATION		53

9.1.	Termination by Mutual Consent.	53
9.2.	Fixed Date Termination.	53

9.3.	Termination by the Parent.	54
9.4.	Termination by the Company.	54
9.5.	By Either the Company or the Parent.	54
9.6.	Effect of Termination.	54

ARTICLE X.

MISCELLANEOUS		55

10.1.	Further Assurances.	55
10.2.	Publicity.	55
10.3.	No Waiver.	55
10.4.	Entire Agreement.	55
10.5.	Governing Law.	56
10.6.	Jurisdiction, Etc.	56
10.7.	Assignment.	56
10.8.	Binding Effect.	56
10.9.	No Third-Party Beneficiaries.	56
10.10.	Fees and Expenses.	57
10.11.	Amendment and Waiver.	57
10.12.	Headings.	57
10.13.	Stockholders’ Representative.	57
10.14.	Notices.	58
10.15.	Severability.	59
10.16.	Certain Definitions.	60
10.17.	Rules of Construction.	64
10.18.	Counterparts.	64

INDEX OF DEFINED TERMS

401(k) Remediation	48
11% Senior Notes	41
Acquisition Proposal	37
Adjusted Debt	59
Adjusted Merger Consideration Report	6
Affiliate	59
Agreement	1
Applicable Survival Period	48
Asserted Liability	51
Audited Financial Statements	17
Basket	49
Business Day	59
Cash and Cash Equivalents	59
Cash Base	3
Cash Distribution	3
Cash Merger Consideration	3
Certificate of Merger	2
Claims Notice	51
Closing	5
Closing Date	5
Closing Date Balance Sheet	6
Closing Date Financial Statements	6
COBRA	60
Code	60
Collateral Agreement	49
Collateral Security	4
Commission	16
Commitment Letters	12
Common Stock	3
Company	1
Company Employee	47
Company Intellectual Property	21
Company Plan	24
Company Plans	24
Company Subsidiaries	15
Confidentiality Agreement	55
Credit Agreement	60
Debt Commitment Letter	12
Dispute Notice	6
Effective Time	2
Environmental Laws	60
EPCRS	48
Equity Commitment Letter	12
ERISA	24
ERISA Affiliate	60
Estimated Adjusted Debt	4
Estimated Adjustment Report	4
Estimated Cash and Cash Equivalents	4
Estimated Cash Merger Consideration	4
Exchange Act	16
Final Report	7
Financial Statements	17
Forms of Franchise Agreements	20
Franchising Approval	17

v

Franchising Laws	17
Fundamental Representations	48
GAAP	60
Government Approvals	16
HSR Act	32
Indebtedness	60
Indemnified Party	51
Indemnifying Party	51
Indenture	14, 41
Intellectual Property Rights	61
Key Stockholders	61
Knowledge	61
Latest Balance Sheet	17
Latest Balance Sheet Date	17
Leased Real Property	18
Lien	61
Losses	49
Marks	61
Material Adverse Effect	61
Material Contracts	19
Material Suppliers	26
Merger	1
Merger Consideration	3
Merger Sub	1
MidOcean	12
Neutral Auditor	7
NY BCL	1
Parent	1
Parent Indemnitee	49
Permitted Liens	62
Person	62
Post-Closing Tax Period	62
Pre-Closing Tax Period	62
Preferred Unit Collateral	4
Preferred Units	3
Preferred Units Consideration	3
Proceeding	18
Property Taxes	46
Real Property Leases	18
Real Property Subleases	19
Redemption Date	41
Resolution Period	7
Restricted Person	40
Securities Act	29
Securities Filings	16
Stockholder Indemnitees	50
Stockholders	1
Stockholders’ Representative	57
Straddle Period	62
Straddle Tax Return	62
Subsidiary	63
Surviving Corporation	1
Systems	63
Tax Benefit	50
Tax Payment Agreement	23
Tax Returns	63

Taxes	63
Third Party Claimant	51
Transfer Taxes	35
Treasury Shares	2
Trustee	41
Unaudited Financial Statement	17
VCP	48
Withdrawn Assets	63

EXHIBITS

Exhibit A                Stockholders

Exhibit B                                                 Terms of the Collateral Agreement

Exhibit C                                                 Certificate of Incorporation and By-Laws of the Company

Exhibit D                                                Terms of Parent’s Limited Liability Company Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of November 22, 2006 (this “Agreement”), among MidOcean SBR Holdings, LLC, a Delaware limited liability company with offices c/o MidOcean Partners, 320 Park Avenue, Suite 1700, New York, NY 10022 (the “Parent”), MidOcean SBR Acquisition Corp., a New York corporation with offices c/o MidOcean Partners, 320 Park Avenue, Suite 1700, New York, NY 10022 (the “Merger Sub”), Sbarro, Inc., a New York corporation with offices at 401 Broadhollow Road, Melville, NY 11747 (the “Company”), and the persons set forth on Exhibit A hereto (collectively, the “Stockholders”), who together own all of the issued and outstanding capital stock of the Company.

W I T N E S S E T H:

WHEREAS, the Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Business Corporation Law of the State of New York (the “NY BCL”);

WHEREAS, the respective boards of directors of the Parent, Merger Sub and the Company have adopted and approved this Agreement and the transactions contemplated hereby (including the Merger);

WHEREAS, the Stockholders have duly unanimously adopted and approved this Agreement and the transactions contemplated hereby (including the Merger) in accordance with the NY BCL; and

WHEREAS, the sole stockholder of Merger Sub has duly approved and adopted this Agreement, the Merger and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

ARTICLE I.

MERGER; CONSIDERATION

1.1.          The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NY BCL, Merger Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a direct wholly owned subsidiary of the Parent (the “Surviving Corporation”).

1.2.          Effective Time of the Merger.

The parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of New York, as provided in the NY BCL, upon the Closing.  The Merger shall become effective at the date and time (the “Effective Time”) when the properly executed Certificate of Merger is duly filed with the Department of State of the State of New York, which filing shall be made as soon as practicable following fulfillment of the conditions set forth in Article VI hereof, or at such time thereafter as is provided in such Certificate of Merger.

1.3.          Effects of the Merger.

(a)           Surviving Corporation as Successor.  The Merger shall have the effects as set forth in the applicable provisions of the NY BCL.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)           Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(c)           Certificate of Incorporation.  At the Effective Time and without any further action on the part of the Company or Merger Sub, the Certificate of Incorporation of the Company as in effect immediately prior to the Closing shall be the Certificate of Incorporation of the Surviving Corporation.

(d)           Bylaws.  At the Effective Time and without any further action on the part of the Company or the Parent, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation.

1.4.          Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, any holder of shares of capital stock of the Company or any holder of shares of capital stock of Merger Sub:

(a)           Capital Stock of Merger Sub.  Each share of the capital stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Shares.  Each share of capital stock of the Company that is owned by the Company (“Treasury Shares”) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered or be deliverable in exchange therefor.

(c)           Conversion of Common Stock.  Except as provided in Section 1.4(b) above, each issued and outstanding share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), immediately prior to the Effective Time shall be converted into the right to receive such portion of the Merger Consideration (as hereinafter defined) as set forth on Exhibit A hereto.

1.5.          Merger Consideration.

The “Merger Consideration” shall mean:

(a)           Cash Consideration.  The amount of four hundred seventeen million dollars ($417,000,000.00) in cash (the “Cash Base”), less aggregate Adjusted Debt as of the close of business on the day immediately prior to the Closing Date (the “Cash Merger Consideration”); and

(b)           Preferred Units.  Thirty three thousand (33,000) Class A Units (the “Preferred Units”) of the Parent (the “Preferred Units Consideration”), each unit with a stated value of one thousand dollars ($1,000.00) per unit.  The terms, limitations, relative rights and preferences of the Preferred Units will be as set forth in Exhibit D.

The Merger Consideration shall be subject to further adjustment in accordance with Section 1.12 hereof.

1.6.          Cash Distribution.

The Stockholders shall be entitled to receive a cash distribution from the Company at the opening of business on the Closing Date in an aggregate amount equal to the Cash and Cash Equivalents of the Company and the Company Subsidiaries in excess of eleven million dollars ($11,000,000.00) as of the close of business on the day immediately prior to the Closing Date (assuming that the special event bonuses described on Schedule 5.1(h) to the Company Disclosure Schedule were paid prior to the close of business on the day immediately prior to the Closing Date) (the “Cash Distribution”), in consideration for the delivery to the Company of  certain shares of Common Stock of the Company owned by the Stockholders (which shares of Common Stock shall be canceled by the Company).  The Cash Distribution shall be subject to adjustment in accordance with Section 1.12 hereof.  Prior to the Closing, the Stockholders’ Representative will inform the Parent of the numbers of shares of Common Stock to be transferred to the Company by each Stockholder pursuant to this Section 1.6 and shall deliver to the Parent an updated Exhibit A revised to take into accounts these transfers and the transfers contemplated by Section 5.7 hereof, which revised Exhibit A shall be substituted for the prior Exhibit A attached hereto.

1.7.          Allocation of Consideration.

The Merger Consideration to be paid to the Stockholders hereunder, and the Cash Distribution issuable to the Stockholders hereunder, shall be allocated among the Stockholders in accordance with Exhibit A hereto.  The Stockholders shall set forth the allocation of the Merger Consideration and the Cash Distribution by delivering a revised Exhibit A to the Parent at least five days prior to Closing, together with a certificate addressed to the Parent and the Company setting forth the unanimous approval of such Stockholders to such allocation; this revised Exhibit A, which shall be in form and substance reasonably satisfactory to the Parent, shall be substituted for the prior Exhibit A attached hereto.

1.8.          Reserved.

1.9.          Estimated Merger Consideration.

Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Parent a statement (the “Estimated Adjustment Report”) setting forth its good faith estimate of the amount of the (i) Adjusted Debt as of the close of business on the day immediately prior to the Closing Date (the “Estimated Adjusted Debt”), (ii) Cash and Cash Equivalents of the Company and the Company Subsidiaries as of the close of business on the day immediately prior to the Closing Date (the “Estimated Cash and Cash Equivalents”) and (iii) the resulting good faith estimate of the Cash Merger Consideration as of the Closing Date (the “Estimated Cash Merger Consideration”) (which Estimated Cash Merger Consideration shall be calculated using Estimated Adjusted Debt as of the close of business on the day immediately prior to the Closing Date).  The Company shall provide the Parent with reasonable access to the books and records (including financial statements) of the Company to verify the Estimated Adjustment Report.  The Estimated Adjustment Report will be prepared (i) in accordance with the definitions of Cash and Cash Equivalents and Adjusted Debt and (ii) in accordance with GAAP applied on a basis consistent with that used in, and in accordance with the same accounting methods, policies, practices and procedures applied in the preparation of, the Latest Balance Sheet.

1.10.        Collateral.  Contemporaneously with the Closing, the Parent and certain Key Stockholders receiving Preferred Units pursuant to this Article I hereof shall enter into a pledge agreement (the “Collateral Agreement”) having the principal terms set forth in Exhibit B hereto and otherwise in form and substance reasonably satisfactory to the Parent and such Stockholders, pursuant to which such Stockholders shall secure the indemnification obligations of the Key Stockholders under Article VIII hereof by pledging to the Parent, and granting a perfected first priority security interest to the Parent in, Preferred Units with a stated value of twenty million dollars ($20,000,000.00) (the “Collateral Security”). The Collateral Security shall be applied, and the security interest in the Collateral Security shall be terminated and Collateral Security released to the pledging Key Stockholders, all in accordance with and subject to the terms of the Collateral Agreement.  For all Tax purposes, the Collateral Security shall be treated as owned by the pledging Key Stockholders unless and until realized upon by the Parent pursuant to the terms and conditions of the Collateral Agreement.

1.11.        Closing.

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York  NY 10022, at 10:00 a.m. on January 28, 2007 or at such other time, date or place as the Parent and the Company may agree upon (the “Closing Date”).  At the Closing, (i) the Stockholders shall deliver to the Parent or its designees stock certificates representing all of the issued and outstanding Common Stock, excluding any Common Stock previously delivered to the Company pursuant to Sections 1.6 or 5.7 hereof, free and clear of all Liens, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, (ii) the Parent shall pay all amounts (in cash or in securities meeting the requirements of the Indenture or a combination of both) required for the satisfaction and discharge of the Indenture pursuant to Section 5.17 hereof and Article 10 thereof, or shall make such other payments as the parties may agree upon to effect the discharge of the 11% Senior Notes, (iii) the Parent shall deliver to each Stockholder an amount equal to the Estimated Cash Merger Consideration, multiplied by the percentage for such Stockholder set forth on Exhibit A hereto, by wire transfer of immediately available funds to accounts of the Stockholders designated in writing to the Parent at least two (2) Business Days prior to the Closing, (iv) each Stockholder shall receive a number of Preferred Units equal to the Preferred Units Consideration, multiplied by the percentage for such Stockholder set forth on Exhibit A hereto, such Preferred Units to be issued at Closing by each such Stockholder entitled to receive any such Preferred Units executing the LLC Agreement as a member holding Preferred Units in accordance with the terms of, and in such amounts as reflected by, the LLC Agreement, such ownership to be evidenced at Closing by each such Stockholder receiving an executed copy of the LLC Agreement reflecting the same, (v) the Stockholders shall repay, or cause to be repaid, all outstanding loans and other obligations in accordance with Section 5.11 (except as otherwise provided by such Section 5.11), and (vi) each of the parties shall deliver or cause to be delivered to the intended recipient such other documents and instruments required to be delivered by or on behalf of such party at or prior to the Closing pursuant to the terms of this Agreement.

1.12.        Merger Consideration Adjustment.

(a)           Closing Date Financial Statements.  As soon as reasonably practical after the Closing Date, but in no event more than forty-five (45) calendar days after the Closing Date, the Parent shall prepare and deliver to the Stockholders’ Representative an unaudited balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date (the “Closing Date Balance Sheet”), it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, the Closing Date Balance Sheet shall be in the form set forth on Schedule 1.12(a) to the Company’s Disclosure Schedule.  Concurrently with its delivery of the Closing Date Balance Sheet to the Stockholders’ Representative as herein provided, and consistent with the financial information set forth therein, the Parent shall also deliver to the Stockholders’ Representative a separate report showing (i) the computation of Cash and Cash Equivalents and Adjusted Debt as of the close of business on the day immediately prior to the Closing Date and (ii) the adjustment to the Cash Merger Consideration, if any, to be made in accordance with this Section 1.12 (such report, the “Adjusted Merger Consideration Report” and, together with the Closing Date Balance Sheet, the “Closing Date Financial Statements”).  The Closing Date Financial Statements will be prepared (i) in accordance with the definitions of Cash and Cash Equivalents and Adjusted Debt and (ii) in accordance with GAAP applied on a basis consistent with that used in, and in accordance with the same accounting methods, policies, practices and procedures applied in the preparation of, the Latest Balance Sheet.  After receipt of the Closing Date Financial Statements, the Stockholders’ Representative will have forty-five (45) calendar days to review the Closing Date Financial Statements.  In connection with this review of the Closing Date Financial Statements, the Parent shall cooperate with and provide, and, if applicable, shall cause any of its Affiliates to cooperate with and provide, the Stockholders’ Representative and any agents or representatives thereof (including outside accountants and outside legal counsel), reasonable access to all of the books and records of the Company.

(b)           Dispute Notice.  In the event that the Stockholders’ Representative either advises the Parent in writing that the Stockholders have no objections to the Closing Date Financial Statements or if the Stockholders’ Representative otherwise fails to deliver a Dispute Notice to the Parent within forty-five (45) calendar days following the date on which the Parent delivers the Closing Date Financial Statements to the Stockholders’ Representative, the Closing Date Financial Statements prepared by the Parent, including the amount of Cash and Cash Equivalents and Adjusted Debt set forth therein, shall be deemed to be and shall become final, binding and conclusive on all of the parties hereto.  In the event that the Stockholders’ Representative does not believe that the Closing Date Financial Statements as prepared by the Parent properly reflect all or any portion of Cash and Cash Equivalents or Adjusted Debt as of the close of business on the day immediately prior to the Closing Date or that the Closing Date Financial Statements were not prepared in accordance with the terms set forth in this Agreement, the Stockholders’ Representative shall, within forty-five (45) calendar days following the date on which the Parent delivers the Closing Date Financial Statements to the Stockholders’ Representative, prepare and deliver to the Parent a written notice of dispute (the “Dispute Notice”), which Dispute Notice shall (i) identify (to the extent of information available to the Stockholders’ Representative or his representatives) the basis upon which the Stockholders’ Representative disputes the Closing Date Financial Statements and (ii) to the extent possible, set forth the Cash Merger Consideration adjustment, if any, to be made in accordance with this Section 1.12 believed proper by the Stockholders’ Representative based on the amount of Cash and Cash Equivalents and Adjusted Debt as of the close of business on the day immediately prior to the Closing Date, as calculated by the Stockholders’ Representative.

(c)           Dispute Resolution.  In the event that the Stockholders’ Representative timely delivers a Dispute Notice to the Parent in accordance with the terms hereof, the Parent and the Stockholders’ Representative shall attempt in good faith to reconcile the disputes set forth in the Dispute Notice, and any resolution by them as to any such disputes shall be final, binding and conclusive on all of the parties hereto.  If the Parent and the Stockholders’ Representative are unable to resolve any such dispute twenty (20) days following the Parent’s receipt of the Dispute Notice (the “Resolution Period”), the Parent and the Stockholders’ Representative shall submit the items remaining in dispute for resolution to Grant Thornton LLP as a neutral arbiter (if Grant Thornton LLP is unable or unwilling to serve as the neutral arbiter, the parties shall, within fifteen (15) days of the end of the Resolution Period, attempt to agree in good faith on an alternate independent accounting firm (or such selection shall be made pursuant to the rules of the American Arbitration Association in the event they are unable to agree within such allotted time period) in respect only of those items remaining in dispute, consistent with this Section 1.12.  The selected neutral arbiter is referred to as the “Neutral Auditor”.  Within five (5) Business Days following the date that the disputes set forth in the Dispute Notice are submitted to the Neutral Auditor, the Parent and the Stockholders’ Representative shall submit to the Neutral Auditor (and the other party) all documentary materials and analyses that the Parent or the Stockholders’ Representative, as the case may be, believes to be relevant to a resolution of the dispute set forth in such Dispute Notice, which documentary materials and analyses shall include, at a minimum, the Closing Date Financial Statements (to be provided by the Parent) and the Dispute Notice and any other materials delivered to the Parent in connection with the delivery of the Dispute Notice by the Stockholders’ Representative.  In resolving each disputed item, the Neutral Auditor may not assign a value to any disputed item (i) greater than the greatest value for such disputed item claimed by any party or (ii) less than the lowest value for such disputed item claimed by any party.  The Neutral Auditor shall, within thirty (30) days after receipt of all such submissions by the Parent and the Stockholders’ Representative, determine and deliver to the Parent and the Stockholders’ Representative a written report (the “Final Report”) containing its determination of the disputed items submitted to it, and the Final Report and the determinations contained therein shall be final, binding and conclusive on all of the parties hereto.  The fees and disbursements of the Neutral Auditor shall be paid by the Parent in the same proportion that the aggregate amount of such disputed items by the Stockholders’ Representative in the Closing Date Financial Statements so submitted to the Neutral Auditor that are determined to be proper bears to the total amount of disputed items by the Stockholders’ Representative so submitted, and the balance shall be paid by the Stockholders.  Without limiting the foregoing, the Parent and the Stockholders shall each cooperate with and provide, and, if applicable, shall cause their respective Affiliates to grant, the Neutral Auditor and any agents or representatives thereof, reasonable access to employees and such books and records relating to the Company as the Neutral Auditor (or its agents or representatives) may reasonably request in connection with the performance of the duties contemplated hereby.

(d)           Cash and Cash Equivalents Adjustment.  If Cash and Cash Equivalents (as ultimately determined to be final, binding and conclusive on the parties in accordance with this Section 1.12) is greater than Estimated Cash and Cash Equivalents, the Parent shall pay to the Stockholders (to each Stockholder in the same proportion as the percentage of the Estimated Cash Merger Consideration received by such Stockholders on the Closing Date), on or before the fifth (5th) Business Day immediately following the date on which the amount of Cash and Cash Equivalents becomes final in accordance with the terms hereof, an amount in cash equal to the amount by which Cash and Cash Equivalents (as ultimately determined to be final, binding and conclusive on the parties in accordance with this Section 1.12) exceeds Estimated Cash and Cash Equivalents.  If Cash and Cash Equivalents (as ultimately determined to be final, binding and conclusive on the parties in accordance with this Section 1.12) is less than Estimated Cash and Cash Equivalents, then the Stockholders shall pay to the Parent, on or before such fifth (5th) Business Day, an amount in cash equal to the amount by which Cash and Cash Equivalents (as ultimately determined to be final, binding and conclusive on the parties in accordance with this Section 1.12) is less than Estimated Cash and Cash Equivalents.  Any payment made by the Parent or by the Stockholders, as the case may be, pursuant to this Section 1.12(d) shall be treated by the parties as an increase or decrease, as applicable, in the Merger Consideration.  Any payment made by the Parent pursuant to this Section 1.12(d) shall be made via wire transfer of immediately available funds to the bank account or accounts that the Stockholders shall designate in writing to the Parent on or prior to the third (3rd) Business Day following the date on which Cash and Cash Equivalents becomes final.  Any payment made by the Stockholders pursuant to this Section 1.12(d) shall be made via wire transfer of immediately available funds to the bank account that the Parent shall designate in writing to the Stockholders’ Representative on or prior to the third (3rd) Business Day following the date on which Cash and Cash Equivalents becomes final.

(e)           Adjusted Debt Adjustment.  If Adjusted Debt (as ultimately determined to be final, binding and conclusive on the parties in accordance with this Section 1.12) is greater than Estimated Adjusted Debt, the Stockholders shall pay to the Parent, on or before the fifth (5th) Business Day immediately following the date on which the amount of Adjusted Debt becomes final in accordance with the terms hereof, an amount in cash equal to the amount by which Adjusted Debt (as ultimately determined to be final, binding and conclusive on the parties in accordance with this Section 1.12) exceeds Estimated Adjusted Debt.  If Adjusted Debt (as ultimately determined to be final, binding and conclusive on the parties in accordance with this Section 1.12) is less than Estimated Adjusted Debt, then the Parent shall pay to the Stockholders (to each Stockholder in the same proportion as the percentage of the Estimated Cash Merger Consideration received by such Stockholders on the Closing Date), on or before such fifth (5th) Business Day, an amount in cash equal to the amount by which Adjusted Debt (as ultimately determined to be final, binding and conclusive on the parties in accordance with this Section 1.12) is less than Estimated Adjusted Debt.  Any payment made by the Parent or by the Stockholders, as the case may be, pursuant to this Section 1.12(e) shall be treated by the parties as an increase or decrease, as applicable, in the Merger Consideration.  Any payment made by the Parent pursuant to this Section 1.12(e) shall be made via wire transfer of immediately available funds to the bank account or accounts that the Stockholders may designate in writing to the Parent on or prior to the third (3rd) Business Day following the date on which Adjusted Debt becomes final.  Any payment made by the Stockholders pursuant to this Section 1.12(e) shall be made via wire transfer of immediately available funds to the bank account that the Parent shall designate in writing to the Stockholders’ Representative on or prior to the third (3rd) Business Day following the date on which Cash and Cash Equivalents becomes final.

1.13.        Closing of the Company’s Transfer Books.

At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall be made thereafter.  In the event that, after the Effective Time, certificates representing shares of Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for Merger Consideration in accordance with this Article I.  From and after the Effective Time, the holders of certificates representing shares of Common Stock shall cease to have any rights with respect to the shares of Common Stock formerly represented thereby, except as otherwise provided herein or by law.

1.14.        No Further Ownership Rights in Company Common Stock.

The Merger Consideration paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article I shall be deemed to have been paid and given in full satisfaction of all rights pertaining to the shares of the Company’s Common Stock.  If any certificates representing shares of Common Stock shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect to such certificate would otherwise escheat to or become the property or any governmental authority), any such Merger Consideration due with respect to such Common Stock shall, to the extent permitted by applicable law, be delivered to the Surviving Corporation, and any Stockholder who has not theretofore complied with this Article I will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration.  None of the Parent, the Company or the Surviving Corporation shall be liable to any Person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.15.        Lost, Stolen or Destroyed Certificates.

If any certificate representing shares of Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Parent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of Common Stock formerly represented thereby.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and Merger Sub jointly and severally represent and warrant to the Company and each Stockholder as follows:

2.1.          Corporate Organization, Power and Authority.

(a)           The Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full company power to own, lease and operate its assets and carry on its business as it is now being conducted.  The Parent has the requisite company power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by it and to perform its other obligations hereunder and thereunder.

(b)           Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power to own, lease and operate its assets and carry on its business as it is now being conducted.  Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by it and to perform its other obligations hereunder and thereunder.

2.2.          Authorization; No Conflict.

(a)           The execution, delivery and performance by the Parent of this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by it and the performance by the Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action of the Parent and its members.  This Agreement has been, and the other agreements and instruments contemplated hereby to be executed and delivered by the Parent will be, when executed and delivered, duly and validly executed and delivered by the Parent and (assuming due authorization, execution and delivery by each other party thereto that is not an Affiliate of Parent) constitute or will, when executed and delivered, constitute, as the case may be, the legal, valid and binding obligations of the Parent, enforceable against it in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and the exercise of the discretionary power of any court of other authority before which any proceeding seeking equitable or other remedies may be brought.

(b)           The execution, delivery and performance by Merger Sub of this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by it and the performance by Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Merger Sub and its shareholders.  This Agreement has been, and the other agreements and instruments contemplated hereby to be executed and delivered by Merger Sub will be, when executed and delivered, duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by each other party thereto that is not an Affiliate of Merger Sub) constitute or will, when executed and delivered, constitute, as the case may be, the legal, valid and binding obligations of Merger Sub, enforceable against it in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and the exercise of the discretionary power of any court of other authority before which any proceeding seeking equitable or other remedies may be brought.

(c)           The execution, delivery and performance by the Parent of this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by it and the performance by the Parent of the transactions contemplated hereby and thereby (i) do not and will not contravene or violate the Parent’s limited liability company agreement, (ii) do not and will not contravene or violate, constitute a default under, create in any Person the right to accelerate, terminate, modify or cancel (in each case, with or without due notice or lapse of time or both), require any notice under, or result in any change in any right or obligation under, any agreement or other instrument by which the Parent is bound or to which any of its assets is subject, and (iii) do not and will not contravene or violate any judgment, order, injunction, decree, statute, rule or regulation applicable to the Parent or any of its assets, except, with respect to clauses (ii) and (iii), for such contraventions, violations, defaults, accelerations, terminations, modifications, cancellations, failures to give notice or changes in rights or obligations which, individually or in the aggregate, would not be a Material Adverse Effect on the Parent.  No consents, waivers, approvals, authorizations or orders of, or registrations, filings or qualifications with, any governmental authority are necessary for the consummation by the Parent of the transactions contemplated by this Agreement, except for approval by the Federal Trade Commission and the Department of Justice pursuant to the HSR Act.  On or prior to the date hereof, the Parent has provided the Company with copies of the resolutions duly adopted by the Board of Directors of the Parent authorizing its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(d)           The execution, delivery and performance by Merger Sub of this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by it and the performance by Merger Sub of the transactions contemplated hereby and thereby (i) do not and will not contravene or violate Merger Sub’s Certificate of Incorporation or By-Laws, (ii) do not and will not contravene or violate, constitute a default under, create in any Person the right to accelerate, terminate, modify or cancel (in each case, with or without due notice or lapse of time or both), require any notice under, or result in any change in any right or obligation under, any agreement or other instrument by which Merger Sub is bound or to which any of its assets is subject, and (iii) do not and will not contravene or violate any judgment, order, injunction, decree, statute, rule or regulation applicable to Merger Sub or any of its assets, except, with respect to clauses (ii) and (iii), for such contraventions, violations, defaults, accelerations, terminations, modifications, cancellations, failures to give notice or changes in rights or obligations which, individually or in the aggregate, would not be a Material Adverse Effect on Merger Sub.  No consents, waivers, approvals, authorizations or orders of, or registrations, filings or qualifications with, any governmental authority are necessary for the consummation by Merger Sub of the transactions contemplated by this Agreement, except for approval by the Federal Trade Commission and the Department of Justice pursuant to the HSR Act.  On or prior to the date hereof, Merger Sub has provided the Company with copies of (y) the resolutions duly adopted by the Board of Directors of Merger Sub authorizing its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and recommending that its shareholder vote in favor of the adoption of this Agreement and the consummation of the merger and (z) the unanimous written consent of its shareholder approving and adopting this Agreement and the Merger.

(e)           No consents, waivers, approvals, authorizations or orders of, or registrations, filings or qualifications with, any Person are necessary for the consummation by the Parent or Merger Sub of the transactions contemplated by this Agreement, except for approval by the Federal Trade Commission and the Department of Justice pursuant to the HSR Act.

2.3.          Investigation.

Without limitation to the rights of the Parent and Merger Sub set forth in Articles VI, VIII and IX, each of the Parent and Merger Sub acknowledges that it has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities (contingent or otherwise), reserves, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledges that the Company and the Company Subsidiaries have provided the Parent and Merger Sub with access to the personnel, properties, premises and books and records for this purpose including access to a data room consisting of materials related to the Company and the Company Subsidiaries.

2.4.          Financing Arrangements.

The Parent has delivered to the Company true and correct copies of (i) a commitment letter (the “Debt Commitment Letter”) from Credit Suisse Securities (USA) LLC and Bank of America Securities LLC to provide debt financing to the Parent and (ii) a commitment letter from MidOcean Partners III, L.P. and affiliated funds (collectively, “MidOcean”) to provide equity financing to the Parent (the “Equity Commitment Letter” and, together with the Debt

Commitment Letter, the “Commitment Letters”).  At the Closing, the Parent will have sufficient funds to pay the Merger Consideration set forth in this Agreement (as adjusted in accordance with Section 1.5(a)) and the costs and expenses to be borne by Parent hereunder and to satisfy all of the Parent’s obligations in connection with the consummation of the transactions contemplated hereby.  The Parent has no reason to believe that, if the conditions to the Parent’s obligation to consummate the transactions contemplated by this Agreement are met (other than the financing condition set forth in Section 6.1(l)), financing in the amount required to consummate the transactions contemplated hereby will not be available to the Parent, pursuant to the Commitment Letters or otherwise, on terms no less favorable to the Parent than as set forth in the Commitment Letters.  There are no conditions precedent related to the financing contemplated by the Commitment Letters other than as specifically set forth in the Commitment Letters.

2.5.          Brokers and Finders.

Neither the Parent nor Merger Sub has employed any broker, agent or finder, or agreed to incur any liability for any brokerage fees, agents’ commissions or finders’ fees, in connection with the transactions contemplated hereby.

2.6.          No Prior Activities.

Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), neither Merger Sub nor the Parent has incurred any obligations or liabilities, or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

2.7.          Ownership of Surviving Corporation.

Immediately after Closing and issuance of the Preferred Units, the Parent shall be the sole stockholder of the Surviving Corporation.

2.8.          Representations and Warranties Complete.

Except for the representations and warranties of the Parent and Merger Sub contained in this Agreement, neither the Parent nor Merger Sub is making, nor has made, and no other person is making or has made on behalf of the Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no person is authorized to make any such representations or warranties on behalf of the Parent or Merger Sub.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company represents and warrants to the Parent and Merger Sub (provided, however, that except for the representations and warranties set forth in Sections 3.2(a), 3.3(a),

3.3(b), 3.5, 3.7, 3.16 and 3.17 hereof, the Company does not make any representation or warranty with respect to the Withdrawn Assets) as follows:

3.1.          Power and Authority.

The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated herein to be executed and deliver by the Company and to perform its obligations hereunder and thereunder.

3.2.          Authorization; No Conflict.

(a)           The execution, delivery and performance by the Company of this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by the Company, and the performance by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Company and the Stockholders.  This Agreement has been, and the other agreements and instruments contemplated hereby to be executed and delivered by the Company and any Company Subsidiary will be, when executed and delivered, duly and validly executed and delivered by the Company or a Company Subsidiary and (assuming due authorization, execution and delivery by the Parent and each other party thereto that is not a Stockholder or an Affiliate of the Company) constitute or will, when executed and delivered, constitute, as the case may be, the legal, valid and binding obligations of the Company or the Company Subsidiary, enforceable against the Company or the Company Subsidiary in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and the exercise of the discretionary power of any court of other authority before which any proceeding seeking equitable or other remedies may be brought.

(b)           The execution, delivery and performance by the Company of this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by the Company, and the performance by the Company of the transactions contemplated hereby and thereby (i) do not and will not contravene or violate, the Company’s Certificate of Incorporation or By-Laws, (ii) do not and will not contravene or violate, constitute a default under, create in any Person the right to accelerate, terminate, modify or cancel (in each case, with or without due notice or lapse of time or both), require any notice under, or result in any change in any right or obligation under, any agreement or other instrument by which the Company or any Company Subsidiary is bound or to which any of their respective assets are subject, except, with respect to all of this clause (ii), for (A) the effects of the transactions contemplated hereunder under the Indenture, dated September 28, 1999 (the “Indenture”), by and among the Company, the guarantors named therein and Firstar Bank, N.A. as Trustee relating to the 11% Senior Notes of the Company, (B) the leases set forth on Schedule 3.2(b) to the Company’s Disclosure Schedule, which will require notice to, or the consent of, the lessor with respect to the Merger, (C) the licenses set forth on Schedule 3.2(b) to the Company’s Disclosure Schedule, which will require notice to, or the consent of, the licensor with respect to the Merger, and (D) such other contraventions, violations, defaults, accelerations, terminations, modifications, cancellations, failures to give notice or changes in rights or obligations (other than of the Company’s

Certificate of Incorporation or By-Laws) which, individually or in the aggregate, would not be a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, and (iii) do not and will not contravene or violate any judgment, order, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective assets, except for such contraventions or violations which, individually or in the aggregate, would not be a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.  No consents, waivers, approvals, authorizations or orders of, or registrations, filings or qualifications with, any governmental authority are necessary for the consummation by the Company or any Company Subsidiary of the transactions contemplated by this Agreement, except for approval by the Federal Trade Commission and the Department of Justice pursuant to the HSR Act.  On or prior to the date hereof, the Company has provided the Parent with copies of (y) the resolutions duly adopted by the Board of Directors of the Company authorizing its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (z) the unanimous written consent of the Stockholders approving and adopting this Agreement and the Merger.

3.3.          Corporate Organization; Company Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power to own, lease and operate its assets and to carry on its business as it is now being conducted.  The copies of the Certificate of Incorporation and By-Laws of the Company attached hereto as Exhibit C are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)           The Company is qualified or licensed to conduct its business and is in good standing in each of the jurisdictions where the nature of its activities or the character of the properties utilized in its business make such qualification or licensing necessary, except in such jurisdictions where the failure(s) to be so qualified or licensed, individually or in the aggregate, would not be a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.  The Company is not in default in any material respects under or in violation of any provision of its Certificate of Incorporation or By-Laws.

(c)           A true and complete list of the Subsidiaries of the Company (collectively, the “Company Subsidiaries”) is set forth in Schedule 3.3(c) to the Company’s Disclosure Schedule.  Each Company Subsidiary is a corporation, limited partnership or limited liability company duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power to own, lease and operate its assets and to carry on its business as it is now being conducted.  Except as set forth on Schedule 3.3(c) to the Company’s Disclosure Schedule, each of the outstanding shares of capital stock or other ownership interests of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Company Subsidiary, in each case free and clear of any Lien.  There are no outstanding options, warrants, rights to acquire or subscribe to, securities convertible into, exchangeable for or exercisable for, or calls or commitments of any character whatsoever to which the Company is a party or is bound requiring the issuance or sale of, shares of any class of capital stock of any Company Subsidiary.

(d)           The Company Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote with the shareholders of the Company or Company Subsidiaries on any matter.  Each Company Subsidiary is qualified or licensed to conduct its business and is in good standing in each of the jurisdictions where the nature of its activities or the character of the properties utilized in its business make such qualification or licensing necessary, except in such jurisdictions where the failure(s) to be so qualified or licensed, individually or in the aggregate, would not be a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.  The copies of the organization documents of each Company Subsidiary, which were previously made available to the Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement.  Except for the Company Subsidiaries and the Persons listed on Schedule 3.3(c) to the Company’s Disclosure Schedule, neither the Company nor any Company Subsidiary owns or holds the right to acquire, directly or indirectly, any capital stock or equity interest in any Person or has any obligation to make any investment in any Person.

3.4.          Capitalization; Indebtedness.

(a)           The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, of which 7,064,328 shares are issued and outstanding (which number of outstanding shares shall change after the date hereof and prior to Closing solely to give effect to Sections 1.6 and 5.7 hereof), and 1,000,000 shares of Preferred Stock, $1 par value per share, none of which are issued or outstanding.  All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and are owned by the Stockholders.  There are no outstanding options, warrants, rights to acquire or subscribe to, securities convertible into, exchangeable for or exercisable for, or calls or commitments of any character whatsoever to which the Company is a party or is bound requiring the issuance or sale of, shares of any class of capital stock of the Company.  Except for restrictions imposed by applicable securities laws, there are no restrictions of any kind on the transfer of any of the outstanding shares of capital stock of the Company.  The Company does not have any bonds, debentures, notes or other obligations the holders of which have the right to vote with shareholders of the Company on any matter.

(b)           As of the date of this Agreement, except as described in Schedule 3.4(b) of the Company’s Disclosure Schedule, neither the Company nor any Company Subsidiary has any outstanding Indebtedness.

3.5.          Securities Filings.

The Company is not required to file periodic reports with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but voluntarily files periodic reports pursuant to the terms of the Indenture.  As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  As used in this Agreement, the term “Securities Filings” means: (i) the Company’s Annual Report on Form 10-K for the year ended January 1, 2006 filed by the Company with the

Commission and (ii) all other periodic reports (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the Commission since January 1, 2006.

3.6.          Permits and Compliance with Law.

(a)           Except as disclosed on Schedule 3.6(a) of the Company’s Disclosure Schedule, the Company and the Company Subsidiaries hold and are in compliance with, and with respect to Franchising Approvals, since January 1, 2002, have held and been in compliance with, all applicable permits, certificates, licenses, approvals, registrations and authorizations (collectively, “Government Approvals”), required by them under all applicable laws to conduct their businesses as currently conducted (including all Government Approvals related to or governing franchises and/or the offer or sales of franchises, and/or the operation of the Company’s and/or the Company Subsidiaries’ franchising business (collectively, “Franchising Approvals”)), except where failure(s) to have the same, or be in compliance therewith, individually or in the aggregate, would not be a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

(b)           Except as disclosed on Schedule 3.6(b) of the Company’s Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with, and with respect to Franchising Laws, since January 1, 2002, have been in compliance with, all applicable statutes, laws, rules, regulations, codes, ordinances and orders, of all governmental authorities (including all applicable statutes, laws, rules, regulations, codes, ordinances, and orders related to or governing franchises and/or the offer or sales of franchises and/or the operation of the Company’s and/or the Company Subsidiaries’ franchising business (collectively, “Franchising Laws”)), except where failure(s) to be in compliance therewith, individually or in the aggregate, would not be a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

(c)           Except as disclosed on Schedule 3.6(c) of the Company’s Disclosure Schedule, there is no action, case or proceeding pending against the Company or any Company Subsidiary or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any governmental authority with respect to (i) any alleged material violation by the Company or any Company Subsidiary of any Franchising Law, or (ii) any alleged material failure by the Company or any Company Subsidiary to have, or to comply with the material terms of, any Franchising Approval.

3.7.          Financial Information.

Schedule 3.7 of the Company’s Disclosure Schedule contains true and correct copies of (i) the audited consolidated balance sheets of the Company as at January 1, 2006 and January 2, 2005 and the related consolidated statements of operations, cash flows and shareholders’ equity of the Company and the Company Subsidiaries for each of the years in the three-year period ended January 1, 2006, together with the notes and schedules thereto and accompanied by the report of BDO Seidman LLP thereon (together, the “Audited Financial Statements”) and (ii) the unaudited condensed consolidated balance sheet of the Company at October 8, 2006 (said balance sheet being referred to herein as the “Latest Balance Sheet” and October 8, 2006 being referred to herein as the “Latest Balance Sheet Date”) and the related unaudited condensed consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements (i) fairly present the consolidated financial condition and the results of operations and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods covered by such statements and (ii) have been prepared in accordance with GAAP consistently applied (except, in the case of the Unaudited Financial Statements, that they do not contain all the footnote disclosures required by GAAP or present normal year-end audit adjustments, which, individually or in the aggregate, are not material).

3.8.          Ordinary Course; No Material Adverse Effect.

(a)           The business of the Company and the Company Subsidiaries has been conducted in the ordinary course since January 1, 2006.

(b)           Since January 1, 2006, the Company and the Company Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect.

3.9.          No Undisclosed Liabilities.

The Company and the Company Subsidiaries do not have any liabilities or obligations (whether fixed, accrued, absolute, contingent, secured, unsecured or otherwise and whether due or to become due) which, individually or in the aggregate, would be deemed material, other than (i) those set forth in the Latest Balance Sheet, (ii) those incurred thereafter in the ordinary course of business, (iii) any Taxes resulting from the application of Section 1374 of the Code (or similar provision of state, local or non-US law) in respect of the transfer of the Withdrawn Assets pursuant to Section 5.7 of the Agreement, and (iv) those set forth in the Schedule 3.9 of the Company’s Disclosure Schedule.

3.10.        Legal Proceedings.

Except as set forth on Schedule 3.10 to the Company’s Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, nor, to the Knowledge of the Company, has there been threatened against the Company or any Company Subsidiary, any action, suit, proceeding, charge, complaint, inquiry, investigation or request for information whether at law or in equity, or before any governmental department, commission, board, agency or instrumentality, whether or not fully covered by insurance (each, a “Proceeding”), except for Proceedings where an unfavorable outcome is not reasonably expected to have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any material order, writ, injunction or decree of any court or any governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction over it.

3.11.        Property.

(a)           Owned Real Property.  Neither the Company nor any of the Company Subsidiaries owns any real property that is not a Withdrawn Asset.

(b)           Real Property Leases.  Schedule 3.11(b) to the Company’s Disclosure Schedule truly and correctly identifies all of the real property leased by the Company or the Company Subsidiaries as lessee as of the date hereof (the “Leased Real Property”; the leases or occupancy agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, are referred to herein as the “Real Property Leases”).  Each Real Property Lease is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect in all respects and no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party to such Real Property Lease, or give the lessor the right to terminate, accelerate or modify such Real Property Lease, except where such lack of enforceability, failure to be in full force and effect, breach or default, individually or in the aggregate, would not be a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.  With respect to the Real Property Leases, (i) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such lease which has not been redeposited in full, and (ii) to the Knowledge of the Company, neither the Company nor the Company Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Leases based on actions taken prior to the Closing.

(c)           Subleases.  Schedule 3.11(c) to the Company’s Disclosure Schedule truly and correctly identifies all of the Leased Real Property that, as of the date hereof, has been assigned or subleased by the Company or the Company Subsidiaries to Franchisees or other third parties.  (The subleases, leases (as assigned by the Company or any Company Subsidiary) or subleased occupancy agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect to such subleased real property, are referred to herein as the “Real Property Subleases”).  Each Real Property Sublease is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect in all respects and no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party to such Real Property Sublease, or give the lessee the right to terminate or modify such Real Property Sublease, except where such lack of enforceability, failure to be in full force and effect, breach or default, individually or in the aggregate, would not be a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.  Except as set forth in Schedule 3.11(c) to the Company’s Disclosure Schedule, no security deposit or portion thereof deposited with respect such Real Property Sublease has been applied in respect of a breach or default under such Real Property Sublease which has not been redeposited in full.

3.12.        Material Contracts.

(a)           Schedule 3.12(a) to the Company’s Disclosure Schedule contains a true and correct list as of the date hereof of all of the following agreements, licenses, contracts or commitments to which the Company or a Company Subsidiary is a party or by which any of its assets are bound (collectively, the “Material Contracts”): (i) material Franchise Agreements, (ii) agreements or contracts with any officer, employee, director, or shareholder (excluding offer letters), (iii) agreements, contracts or commitments containing any covenant restricting the business conducted by the Company or any Company Subsidiary, (iv) material loans, financing or other credit arrangements or agreements under which money has been borrowed or loaned

(including security agreements relating thereto), and letters of credit or reimbursement agreements, (v) material guarantees, surety contracts, bonds or fidelity contracts, or similar obligations (excluding guarantees by the Company of obligations of a wholly owned Company Subsidiary and guarantees by a Company Subsidiary of obligations of the Company or another wholly owned Company Subsidiary, in each case other than any Withdrawn Asset), (vi) any agreement (other than those listed on any other Schedule to the Company’s Disclosure Schedule) requiring payments by the Company or any Company Subsidiary of more than $100,000 in any year which is not terminable by such entity without penalty on less than ninety (90) days’ notice, (vii) material license and other agreements pertaining to Intellectual Property Rights (except for agreements pertaining to commercially available, off-the-shelf software), (viii) any partnership, joint venture or other similar contract or agreement, (ix) any contract or agreement involving commitments to make capital expenditure or investment in another Person which has annual payments in excess of $100,000 or providing for the purchase of goods or services by the Company or any Company Subsidiary from any one Person which has annual payments in excess of $100,000 which is not terminable by any Company or Company Subsidiary without penalty on less than ninety (90) days’ notice or (x) commitments and agreements to enter into any of the foregoing.  True and correct copies of all such Material Contracts have been made available for inspection by the Parent.

(b)           Each Material Contract (with the exception of agreements that have expired by their terms but are still in operational effect) is in full force and effect, enforceable against the Company or any Company Subsidiary that is a party thereto in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity, and including any state-law or other legal limitations on enforceability of non-solicitation, non-compete and other restrictive covenants).  Except as set forth on Schedule 3.12(b) to the Company’s Disclosure Schedule, with respect to each Material Contract, the Company and the Company Subsidiaries (i) are not in material breach or material default under any such contract, commitment or agreement to which they are a party or under which they are obligated or bound, and there is no material breach or material default on the part of the Company or any Company Subsidiary or event known to the Company that, with notice or lapse of time, or both, would constitute a default by the Company or any Company Subsidiary under any of these agreements or give a party other than the Company or a Company Subsidiary any right to terminate, cancel, accelerate or modify any of these agreements and (ii) have not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not to exercise any renewal or extension options or rights under any of these agreements.

(c)           Schedule 3.12(a) of the Company’s Disclosure Schedule contains a true and correct list of all Franchisees as of the date hereof.  Schedule 3.12(c)(i) of the Company’s Disclosure Schedule contains a true and correct list of the royalty rates for all such Franchisees.  Schedule 3.12(c)(ii) of the Company’s Disclosure Schedule contains a true and correct copy of the material forms of Franchise Agreement currently in use by the Company and the Company Subsidiaries in connection with the offer or sale of franchise or development rights outside the U.S., and/or the operation of the Company’s and/or the Company’s Subsidiaries non-U.S. franchising business (the “Forms of International Franchise Agreement”).  Except as set forth in

Schedule 3.12(c), Schedule 3.12(c)(i) and/or Schedule 3.12(c)(iii) of the Company’s Disclosure Schedule, since January 1, 2002, (i)(A) except as to initial franchising fees, royalty fees and advertising fees, each Franchise Agreement as to a U.S. Franchisee currently in effect conforms, in all material respects, to the applicable form of Franchise Agreement in the Uniform Franchise Offering Circular as of the date such Franchise Agreement was entered into, and does not contain material provisions that materially deviate from the provisions contained in the applicable form of Franchise Agreement in the Uniform Franchise Offering Circular as of the date such Franchise Agreement was entered into, except where such failure to conform or deviations, individually or in the aggregate, would not have a material adverse effect on the franchising business of the Company and the Company Subsidiaries taken as a whole, (B) except as to initial franchising fees, development fees, royalty fees and development schedules, each Franchise Agreement currently in effect for a non-U.S. Franchisee conforms, in all material respects, to the applicable Forms of International Franchise Agreement attached hereto, and does not contain material provisions that materially deviate from the provisions contained in the applicable Forms of International Franchise Agreement attached hereto, except where such failure to conform or deviations, individually or in the aggregate, would not have a material adverse effect on the franchising business of the Company and the Company Subsidiaries taken as a whole, and (C) except as to initial franchising fees, royalty fees and advertising fees for the Franchise Agreement for U.S. Franchisees and as to initial franchising fees, development fees, royalty fees and development schedules for the Franchise Agreements for non-U.S. Franchisees, each Franchise Agreement currently in effect for a Franchisee listed on Schedule 3.12(c)(iii) conforms, in all material respects, to the applicable forms of Franchise Agreement for such Franchisee attached as Schedule 3.12(c)(iii) hereto, and does not contain material provisions that materially deviate from the provisions contained in such applicable forms of Franchise Agreement for such Franchisee attached as Schedule 3.12(c)(iii) hereto, except where such failure to conform or deviations, individually or in the aggregate, would not have a material adverse effect on the franchising business of the Company and the Company Subsidiaries taken as a whole, (ii) no material waivers, alterations or other modifications (including, without limitation, waivers of any material fees, costs, or expenses due to the Company or any of the Company Subsidiaries) have been made to any Franchise Agreement since the execution thereof by the parties thereto, except such waivers, alterations or modifications, individually or in the aggregate, as would not have a material adverse effect on the franchising business of the Company and the Company Subsidiaries taken as a whole, (iii) to the Knowledge of the Company, no right of rescission, set-off, counterclaim or defense has been asserted or threatened with respect to any Franchise Agreement, except such rights of rescission, set-off, counterclaim or defense, individually or in the aggregate, as would not have a material adverse effect on the franchising business of the Company and the Company Subsidiaries taken as a whole, (iv) to the Knowledge of the Company, no Franchisee is in material default under any Franchise Agreement, except such defaults, individually or in the aggregate, as would not have a material and adverse effect on the franchising business of the Company and the Company Subsidiaries taken as a whole, and (v) neither the Company nor any Company Subsidiary has waived any material default by any other party to any Franchise Agreement that would be a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

3.13.        Intellectual Property.

Set forth in Schedule 3.13 to the Company’s Disclosure Schedule is a true and correct list as of the date hereof of all of the following Intellectual Property Rights owned by the Company or the Company Subsidiaries: (A) registered or pending applications for Marks; (B) issued or pending applications for patents; (C) registered or pending applications for copyrights; (D) material unregistered Marks; and (E) material software.  The Company or a Company Subsidiary owns and possesses, free and clear of all Liens, or has the right to use pursuant to a valid license, all material Intellectual Property Rights and Systems owned or used in or necessary for the operation of the business as presently conducted (collectively, the “Company Intellectual Property”).  Neither the Company nor any Company Subsidiary has received any written notification claiming that it is infringing, misappropriating or otherwise violating any Intellectual Property Right of any third party, or challenging the ownership, use or validity of any Company Intellectual Property.  To the Knowledge of the Company, neither the use of any Company Intellectual Property nor the conduct of the business infringes, misappropriates or otherwise violates any Mark or other Intellectual Property Rights of any third party.  Except as set forth in Schedule 3.13 to the Company’s Disclosure Schedule, to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any of the Company Intellectual Property.  The consummation of the transactions contemplated hereby shall not impair in any material respect the right, title or interest of the Company or any Company Subsidiary in or to any Company Intellectual Property.  The Company and the Company subsidiaries have taken commercially reasonable steps to protect the Company’s or any Company Subsidiary’s trade secrets.

3.14.        Environmental Matters.

Except as set forth on Schedule 3.14 to the Company’s Disclosure Schedule, to the Knowledge of the Company, no written notice, citation, summons, complaint or order is pending or threatened, by any applicable federal, state or local governmental or regulatory agency or authority: (i) with respect to any alleged material violation by the Company of, or any material liability of the Company under, any Environmental Law; (ii) with respect to any alleged material failure by the Company to have any permit required by any Environmental Law; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation or arrangement for transportation or disposal of, or exposure to, any Hazardous Substances, as defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended, in which the Company would incur any material liability.

3.15.        Labor Matters.

(a)           No employees of the Company or the Company Subsidiaries are covered by a collective bargaining agreement.

(b)           There are no pending, and, during the past three (3) years, there has been, no strike, lockout, picketing, slow-downs, work stoppages or (to the Knowledge of the Company) union organizing activities with respect to the Company or any Company Subsidiary and, to the Knowledge of the Company, no such strikes, picketing, lockouts, slow-downs, work stoppages or union organizing activities are threatened.  To the Knowledge of the Company, no key executive of the Company or any Company Subsidiary has any present intention to terminate his or her employment.

(c)           Except as would not reasonably be expected to result in a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, there does not exist and, to the Knowledge of the Company, there is not threatened any grievance, arbitration proceeding, charge or complaint filed on behalf of an employee or labor organization before the National Labor Relations Board, the Equal Employment Opportunity Commission, state and local civil rights agencies, federal or state departments of labor, the various occupational health and safety agencies or any other administrative, judicial or arbitration forum with respect to the Company or any Company Subsidiary.

(d)           Within the past three (3) years, neither the Company nor any Company Subsidiary has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance, and no such action will be implemented without advance notification to Parent.

3.16.        Taxes.

Except as provided in Schedule 3.16 to the Company’s Disclosure Schedule:

(a)           the Company and the Company Subsidiaries have (i) timely filed (taking into account all valid extensions of filing dates) all material Tax Returns required by applicable law to be filed with respect to the Company and the Company Subsidiaries and all such Tax Returns are correct and complete in all material respects, and (ii) paid all material Taxes that have become due and payable with respect to the Company and the Company Subsidiaries, except for Taxes which are being contested in good faith and for which adequate reserves (in accordance with GAAP) have been established;

(b)           the Company and the Company Subsidiaries have withheld or collected and timely paid over to the appropriate authorities (or are properly holding for such payment) all material Taxes required to be withheld or collected;

(c)           there is no action, suit, proceeding, investigation, audit or written claim now pending against, or with respect to, the Company or the Company Subsidiaries in respect of any Tax, nor has any written notice of any such action, suit, proceeding, investigation, audit or claim been received by the Company or any Company Subsidiary from any Tax authority;

(d)           neither the Company nor any Company Subsidiary is a party to any Tax sharing or Tax allocation agreement other than the Tax Payment Agreement, dated as of September 28, 1999, among the Company and the Stockholders (the “Tax Payment Agreement”);

(e)           there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Return with respect to the Company or any of the Company Subsidiaries, (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of the Company Subsidiaries that is currently outstanding, and (iii) no ruling request with respect to Taxes is pending by or on behalf of the Company or any of the Company Subsidiaries;

(f)            no written claim has been received by the Company or any Company Subsidiary during the past three (3) years from any authority in a jurisdiction where the Company or a Company Subsidiary does not file a Tax Return that the Company or such Company Subsidiary is subject to taxation in that jurisdiction;

(g)           no Liens for Taxes (other than Taxes not yet due and payable) exist upon any of the assets of the Company or any Company Subsidiary;

(h)           neither the Company nor any Company Subsidiary (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor;

(i)            neither the Company nor any Company Subsidiary (i) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, or (ii) engaged in any reportable transaction within the meaning of Sections 6111 and 6112 of the Code;

(j)            neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date;

(k)           neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 280G of the Code and the regulations promulgated thereunder; and

(l)            (i) the Company has, and has had at all times since January 1, 2000, a valid election in effect under Section 1362 of the Code and any comparable provision of state or local law under which the Company or any Company Subsidiary does business that permits such election, (ii) each corporate Company Subsidiary is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code and has been a qualified subchapter S subsidiary at all times since the later of January 1, 2000 or its date of incorporation, and (iii) the Company and each corporate Company Subsidiary will either be S corporations or qualified subchapter S subsidiaries at all times up to and including the Closing Date.

(m)          The Tax liability of the Company and the Company Subsidiaries under Section 1374 of the Code (or any similar provision of state, local, or non United States Law) in connection with the transactions contemplated in connection with the Withdrawn Assets (as described in Section 5.7 of this Agreement) will not exceed two million six hundred thousand dollars ($2,600,000.00); provided that this Section 3.16(m) will be disregarded for purposes of Section 6.1(b) hereof.

3.17.        Employee Benefit Plans.

(a)           Schedule 3.17(a) to the Company’s Disclosure Schedule lists all bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, cafeteria, life, health, accident, disability, welfare or other insurance, severance, separation or other benefit plan, program, agreement or arrangement of any kind, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), established, sponsored, or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is required to contribute or with respect to which the Company or any Company Subsidiary has any current or potential liability or obligation (each a “Company Plan” and collectively the “Company Plans”).  No Company Plan is or was subject to Title IV of ERISA.  With respect to each Company Plan (where applicable), the Company has provided to the Parent complete and accurate copies of all such plans.

(b)           None of the Company, any Company Subsidiary, or any ERISA Affiliate maintains, sponsors, contributes to, or has any current or potential liability or obligation under or with respect to: (i) any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA; (ii) any “defined benefit plan” (as defined in Section 3(35) of ERISA); (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (iv) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code.

(c)           Each of the Company Plans and any related trust agreements or other instruments have been maintained, funded and administered in compliance in all material respects both as to form and operation with their terms and with the requirements of ERISA and the Code and any other applicable laws.  With respect to each Company Plan, all payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.

(d)           Except as set forth on Schedule 3.17(d) to the Company’s Disclosure Schedule, the Company and the Company Subsidiaries do not maintain, sponsor or contribute to any employee benefit plan which provides, and have no other liability or obligation to provide, life insurance, medical or other welfare or welfare-type benefits to any Person (or any beneficiary thereof) upon such Person’s retirement or termination of service, except as may be required by COBRA.  The Company, the Company Subsidiaries and the ERISA Affiliates are in compliance in all material respects with the requirements of COBRA.

(e)           Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Company Plan is so qualified, and, to the Knowledge of the Company, nothing has occurred since the date of such determination that could adversely affect the qualified status of such Company Plan.

(f)            None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Company Plans that would subject any of the Company Plans, the Company, any of the Company Subsidiaries, or any current or former officer, director, manager or employee of any of the foregoing to a penalty or Tax under ERISA or the Code.  No “fiduciary” (within the meaning of Section 3(21) of ERISA) has any current or potential liability or obligation for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.  There are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to any Company Plan (other than routine claims for benefits).

(g)           Except as set forth on Schedule 3.17(g) to the Company’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any Person to severance pay or (ii) accelerate the time of payment, vesting or increase the amount of compensation due to any Person under any Company Plan or otherwise.

(h)           Each Company Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith in compliance with Section 409A of the Code and guidance of the Internal Revenue Service provided thereunder.

3.18.        Relationships with Suppliers.

To the Knowledge of the Company, none of the top 10 suppliers (by sales) to the Company (collectively, the “Material Suppliers”) has advised the Company or a Company Subsidiary, formally or informally, that it, and the Company has no Knowledge that any such Material Supplier, intends to terminate, discontinue or substantially reduce its business with the Company or a Company Subsidiary by reason of the transactions contemplated by this Agreement or otherwise.

3.19.        Insurance.

Schedule 3.19 to the Company’s Disclosure Schedule sets forth as of the date hereof each insurance policy maintained by the Company or a Company Subsidiary on its properties, assets, products, business or personnel.  Each such policy is in full force and effect, and, to the Knowledge of the Company, the Company and the Subsidiaries have not received any written notice of cancellation, non-renewal, material amendment or material dispute (which dispute is unresolved) as to coverage with respect to any such policies during the past two (2) years.  Neither the Company nor a Company Subsidiary is in default with respect to any material provision contained in any material insurance policy.  To the Knowledge of the Company, such insurance is in amounts, in accordance with the standards of the industry in which the Company and the Company Subsidiaries operate.  True and complete copies of all liability insurance policies of the Company which are in effect have been made available for inspection by the Parent.

3.20.        Affiliate and Associate Transactions.

Except as set forth on Schedule 3.20 to the Company’s Disclosure Schedule, following the Closing, no material contracts or agreements, other than Franchise Agreements and the Real Property Lease for the Company’s headquarters at 401 Broadhollow Road in Melville, New York, will exist between the Company or any Company Subsidiary, on the one hand, and any Stockholder, any family member of any Stockholder or any entity controlled by either a Stockholder or a family member of a Stockholder, on the other hand.

3.21.        Brokers and Finders.

None of the Stockholders nor the Company nor any of their respective officers, directors or employees has employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees, in connection with the transactions contemplated hereby, other than to North Point Advisors LLC.

3.22.        Absence of Changes.

Except as contemplated in this Agreement, reflected in the Latest Balance Sheet or set forth on Schedule 3.22 to the Company’s Disclosure Schedule, since the Latest Balance Sheet there has not been:

(a)           any material damage, destruction or casualty loss (whether or not covered by insurance) suffered by the Company or any Company Subsidiary;

(b)           any change in the financial condition, properties, assets, liabilities or business of the Company and the Company Subsidiaries, other than changes which individually or in the aggregate would not have a Materially Adverse Effect on the Company and the Company Subsidiaries taken as a whole;

(c)           any transaction engaged in by the Company or a Company Subsidiary which is material to the business or the assets of the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business;

(d)           any employment agreement or deferred compensation agreement entered into between the Company or a Company Subsidiary with any existing or prospective employee of such entity; or any increase, not in the ordinary course of business, in the compensation payable or to become payable by the Company or a Company Subsidiary; or the adoption by the Company or a Company Subsidiary of any new (or amendment to or alteration of any existing) bonus, incentive, compensation, pension, stock, matching gift, profit sharing, retirement, death benefit or other fringe benefit plan;

(e)           any increase in the aggregate Indebtedness or other liabilities or obligations incurred by the Company or a Company Subsidiary, except in the ordinary course of business;

(f)            any Lien created on any of the material assets of the Company or a Company Subsidiary, other than Permitted Liens created in the ordinary course of business;

(g)           any material labor dispute involving the employees of the Company or a Company Subsidiary;

(h)           any sale, assignment, transfer or other disposition or license of any material tangible or intangible assets of the Company or a Company Subsidiary, other than sales, assignments, transfers or other dispositions or licenses of (i) inventory or (ii) franchises, in each case made in the ordinary course of business;

(i)            any amendment of the Certificate of Incorporation or By-Laws or other organizational documents of the Company or any material Company Subsidiary;

(j)            any declaration, payment or setting aside by the Company of any dividend or other distribution of assets, pro rata or otherwise, to its shareholders or any direct or indirect purchase, redemption or retirement or other acquisition by the Company of any shares of its capital stock;

(k)           any action taken which, if it had been taken after the date hereof, would have required the Parent’s consent pursuant to Section 5.1(a) or (l); or

(l)            any agreement by the Company or a Company Subsidiary to do any of the foregoing.

3.23.        Representations and Warranties Complete.

Except for the representations and warranties of the Company contained in this Agreement, the Company is not making, and has not made, and no other person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no person is authorized to make any such representations or warranties on behalf of the Company.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

The Stockholders jointly and severally represent and warrant to the Parent and Merger Sub (provided, however, that the Stockholders do not make any representation or warranty with respect to the Withdrawn Assets) as follows:

4.1.          Power and Authority.

The Stockholders have the requisite individual or company power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by the Stockholders and to perform the Stockholders’ obligations hereunder and thereunder.

4.2.          Authorization; No Conflict.

(a)           The execution, delivery and performance by the Stockholders of this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by the Stockholders, and the performance by the Stockholders of the transactions contemplated hereby and thereby have been duly authorized by all requisite action (including stockholder, member or trustee action) of a Stockholder which is not an individual.

(b)           The execution, delivery and performance by the Stockholders of this Agreement and the other agreements and instruments contemplated herein to be executed and delivered by the Stockholders, and the performance by the Stockholders of the transactions contemplated hereby and thereby (i) do not and will not contravene or violate, in the case of a Stockholder which is not an individual, its documents of formation and other governing documents, (ii) do not and will not contravene or violate, constitute a default under, create in any Person the right to accelerate, terminate, modify or cancel (in each case, with or without due notice or lapse of time or both), require any notice under, or result in any change in any right or obligation under, any agreement or other instrument by which any Stockholder is bound or to which any of their respective assets is subject, and (iii) do not and will not contravene or violate any judgment, order, injunction, decree, statute, rule or regulation applicable to any Stockholder or any of their respective assets, except, with respect to clauses (ii) and (iii), for those contraventions, violations, defaults, accelerations, terminations, modifications, cancellations, failures to give notice or changes in rights or obligations which, individually or in the aggregate, would not have a material adverse effect on the ability of such Stockholders to perform its obligations under this Agreement.  No consents, waivers, approvals, authorizations or orders of, or registrations, filings or qualifications with, any governmental authority are necessary for the consummation by any Stockholder of the transactions contemplated by this Agreement, except for approval by the Federal Trade Commission and the Department of Justice pursuant to the HSR Act.  This Agreement has been, and the agreements and instruments contemplated hereby to be executed and delivered by each Stockholder will be, when executed and delivered, duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by the Parent and each other party thereto that is not a Stockholder or an Affiliate of a Stockholder) constitute or will, when executed and delivered, constitute, as the case may be, the legal, valid and binding obligations of such Stockholder, enforceable against it in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and the exercise of the discretionary power of any court of other authority before which any proceeding seeking equitable or other remedies may be brought.

4.3.          Title to Shares.

Each Stockholder owns of record the shares of Common Stock set forth opposite the Stockholder’s name on Exhibit A, free and clear of any Liens.  There are no outstanding rights (including options, puts, calls and other rights to purchase or sell any of the shares of Common Stock) in favor of any Person, obligations to purchase or redeem the shares of Common Stock, or shareholder or voting agreements, proxies or other agreements restricting the disposition or voting of the shares of Common Stock or affording others rights or interests in the shares of Common Stock.

4.4.          Investment Intention.

Each Stockholder is acquiring the Preferred Units for its own account, for investment purposes only.  The Stockholders are not acquiring the Preferred Units with a view to the distribution (as such term is in Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof.  Each Stockholder understands that such securities have not been registered under the Securities Act or under any state securities laws and cannot be resold unless subsequently registered under the Securities Act or an exemption from such registration is available and, as such, such securities may have to be held indefinitely.  Each Stockholder is an accredited investor (within the meaning of Regulation D, Rule 501(a), promulgated by the Commission).

4.5.          Representations and Warranties Complete.

Except for the representations and warranties of the Stockholders contained in this Agreement, the Stockholders are not making, and have not made, and no other person is making or has made on behalf of the Stockholders, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no person is authorized to make any such representations or warranties on behalf of the Stockholders.

ARTICLE V.

COVENANTS

5.1.          Conduct of Business.

Except as set forth in Schedule 5.1 to the Company’s Disclosure Schedule, expressly permitted pursuant to this Agreement or consented to by the Parent in writing, from and after the execution of this Agreement through the Effective Time, (i) the Company shall, and shall cause the Company Subsidiaries, (A) to conduct each of their businesses in the ordinary course and in substantially the same manner as they have previously been conducted, (B) to use its commercially reasonable efforts to preserve intact its business organization, assets, Leased Real Property and relationships with third parties and keep available the services of their present key employees and (ii) the Company shall not, and shall cause the Company Subsidiaries not to, take any of the following actions:

(a)           (i) issue or sell or agree to issue or sell any additional equity interests, or grant, confer or award any options, warrants, stock appreciation rights or rights of any kind to acquire any equity interests, including securities convertible or exchangeable for equity interests, (ii) split, combine or reclassify any of their equity interests or issue or authorize or propose the issuance of any securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (iii) redeem, repurchase or otherwise acquire any shares of its capital stock;

(b)           other than as contemplated in Sections 1.6 or 5.7, declare, pay or set aside any dividend or distribution on any class of its capital stock or redeem or otherwise acquire any of its capital stock, except (i) upstream dividends and distributions by a Company Subsidiary and (ii) Tax distributions in accordance with the Tax Payment Agreement, and (iii) the Cash Distribution contemplated in Section 1.6;

(c)           amend or waive any provision of their respective Certificate of Incorporation, Articles of Incorporation, By-Laws or comparable organizational documents;

(d)           merge or consolidate with, purchase all or a substantial portion of the assets of, or otherwise acquire, any business or any business organization or division thereof;

(e)           other than as contemplated in Sections 1.6 or 5.7, dispose of any business or any assets, or interests in any business, owned by the Company or any Company Subsidiary other than dispositions of (i) inventory, (ii) franchises, or (iii) assets that are not material to the Company or any Company Subsidiary, in each case made in the ordinary and usual course of business;

(f)            incur (i) any Indebtedness, other than other than (A) any Adjusted Debt  and (B) any letters of credit incurred in the ordinary and usual course of business consistent with past practice, or (ii) any other liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary and usual course of business consistent with past practice;

(g)           create any Lien (other than Permitted Liens created in the ordinary course of business) on any of the assets of the Company or a Company Subsidiary;

(h)           except as set forth on Schedule 5.1(h) to the Company’s Disclosure Schedule, (i) enter into any employment or severance agreement (other than severance arrangements for terminated employees in accordance with the terms set forth in the Company’s employee handbook), (ii) increase the benefits payable under severance or termination pay policies or agreements in effect on the date hereof, other than as required by applicable law, (iii) adopt any new or amend any existing bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan or agreement for the benefit or welfare of any employees other than as required by applicable law, or (iv) increase the compensation or benefits of any employee, other than as required by contracts in effect as of the date of this Agreement or applicable law;

(i)            adopt a plan or agreement of complete or partial liquidation, merger, consolidation, restructuring, recapitalization or other reorganization;

(j)            enter into, terminate or amend any Material Contract or Real Property Lease, other than (i) renewals of (A) Material Contracts entered into on substantially the same terms in the ordinary course of business and (B) Real Property Leases entered into in the ordinary course of business, (ii) entering into Franchise Agreements and Real Property Leases in connection with sales of by the Company and the Company Subsidiaries of new franchises in the ordinary course of business and (iii) amendment of the lease as to the Company’s headquarters in accordance with the terms set forth in Schedule 5.1(j) to the Company’s Disclosure Schedule;

(k)           make any change in any accounting principles, policies or practices or in the method of employing accounting principles, policies or practices other than those required by changes in GAAP;

(l)            make, revoke or change any Tax election, change an annual accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary;

(m)          take any action that will cause a termination of the Company’s election to be treated as an “S corporation” under Section 1362 of the Code;

(n)           fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained as of the date of this Agreement;

(o)           enter into any collective bargaining agreements;

(p)           commence or settle any suit , action, arbitration or proceeding with a value in excess of $150,000 individually or $500,000 in the aggregate;

(q)           repurchase, discharge, pay, cancel or satisfy any claim, liability, debt or obligation, except in the ordinary course of business or pursuant to Section 5.15;

(r)            sell, assign, transfer or grant any exclusive license (except under Franchise Agreements) with respect to any Company Intellectual Property, or fail to maintain in effect in all material respects the Company’s point-of-sale system or fail to maintain in effect any registered trademark of the Company containing the term “Sbarro” (except where any such registered trademark cannot be maintained due to recent non-use of such trademark); or

(s)           agree or commit, whether in writing or otherwise, to do any of the foregoing.

5.2.          Access.

From the date hereof through to the Closing, the Company shall permit the Parent through its respective officers, employees, counsel, accountants, consultants, financing sources and other representatives, to the extent not prohibited by applicable law, to have reasonable access during regular business hours, on reasonable prior written notice and in a manner so as not to unreasonably interfere with the normal operations of the business, to the books and records, contracts, properties, facilities, accounts, consultants, advisors, management and personnel of the Company and the Company Subsidiaries as the Parent may reasonably request.  The Company and the Parent and their respective employees and representatives shall cooperate with the other’s employees and representatives, as the case may be, in connection with such access.  Any such access shall be subject to the terms and conditions of the Confidentiality Agreement.  Prior to the Closing, the Parent shall not contact or communicate with any customers, landlords or key vendors of the Company or the Company Subsidiaries in connection with the transactions contemplated by this Agreement without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed).

5.3.          Hart-Scott-Rodino Act.

As promptly as practicable, and in any event within twenty (20) days following the execution and delivery of this Agreement by the parties, the Company and the Parent shall each cause to prepared and filed, or shall cause its “ultimate parent” (as defined in the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)), to prepare and file, (i) any required notification and report form under the HSR Act and (ii) any pre-merger filings (if any) required of it or any of its Affiliates under any applicable merger control or foreign investment regulations, in each case in connection with the transactions contemplated hereby, the filing fees for which shall, subject to Section 10.10(c), be borne by the Parent; the Company and the Parent shall, or shall cause their ultimate parents to, request early termination of the waiting period thereunder; and the Company and the Parent shall, or shall cause their ultimate parents to, respond with reasonable diligence to any request for additional information made in response to such filings and to cooperate with each other in connection with any such request or any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any governmental authority.  Each party hereto shall promptly inform the other of any material communication made to, or received by, such party from any governmental authority regarding any of the transactions contemplated by this Agreement.

5.4.          Consents.

Prior to the Closing, the Company and the Parent shall use commercially reasonable efforts to obtain, and to cooperate with each other, upon each other’s request, in any reasonable manner in connection with one of such party’s obtaining, any consents and waivers with respect to the transactions contemplated hereby in connection with any contract to which the Company or any Company Subsidiary is a party or any other consents and approvals as are necessary in connection with the transactions contemplated hereby; provided that such efforts by the Company shall not include any requirement of the Company or any of its Affiliates to commence, defend or participate in any litigation, engage in unreasonable effort or incur unreasonable expenses or obligations in order to satisfy such undertaking or offer or grant any material accommodation to any third party; provided, further, that in connection with obtaining any consent the Company shall not make or agree to make any material payment or undertaking or grant any material accommodation that will adversely affect the Surviving Corporation or its Subsidiaries after the Closing without the prior written consent of the Parent.

5.5.          Reasonable Efforts.

Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.  An undertaking of a Person under this Agreement to use such Person’s commercially reasonable efforts shall not require such person to commence, defend or participate in any litigation, engage in unreasonable effort or incur unreasonable expenses or obligations in order to satisfy such undertaking or offer or grant any material accommodation to any third party.

5.6.          Retention of Books and Records.

Assuming the Closing, the Parent will, for a period of six (6) years from the Closing, use its commercially reasonable efforts to cause the Company and the Company Subsidiaries to preserve and keep all material books and records in their possession or control that relate to the business of the Company and the Company Subsidiaries for the period prior to the Effective Time, and shall provide reasonable access during regular business hours, on reasonable prior notice, to such records and personnel of the Company and the Company Subsidiaries as the Stockholders’ Representative may reasonably request for use by the Stockholders in connection with, among other things, any matters pertaining to the business of the Company and the Company Subsidiaries in respect of which the Stockholders may have any obligation to a third party or governmental authority.  If after such sixth anniversary, the Company, any Company Subsidiary or the Parent wish to destroy any records referred to in this Section 5.6, the Parent shall first give sixty (60) days’ prior written notice to the Stockholders’ Representative and the Stockholders’ Representative shall have the right, at the Stockholders’ option and expense, upon prior written notice given by the Stockholders’ Representative to the Parent within sixty (60) days after such notice from the Parent, to take possession of such records within one hundred twenty (120) days after the date of such notice by the Stockholders’ Representative.  Notwithstanding the foregoing, with respect to records relating to Taxes, the provisions of Section 7.2 shall apply.

5.7.          Withdrawn Assets.

At or prior to the Closing:

(a)           The Company shall transfer to MJT LLC (2006) all of the capital stock of 401 Broad Hollow Realty Corp. and 401 BroadHollow Fitness Center Corp., in consideration for the delivery to the Company of certain shares of Common Stock of the Company owned by a Stockholder or Stockholders (which shares of Common Stock shall be canceled by the Company), and the Company shall cause the Company and the Company Subsidiaries to be released from any and all guarantees, all other credit support and other contingent obligations that the Company or any Company Subsidiary (other than 401 BroadHollow Realty Corp., 401 BroadHollow Fitness Center Corp. or their respective wholly owned Subsidiaries) have provided and the release of all Liens on any assets of the Company or any Company Subsidiary (other than 401 BroadHollow Realty Corp., 401 BroadHollow Fitness Center Corp. or their respective wholly owned Subsidiaries) securing such obligations, and all intercompany indebtedness between the Company and its Subsidiaries, on the one hand, and 401 BroadHollow Realty Corp., 401 BroadHollow Fitness Center Corp. and their respective Subsidiaries, on the other hand, shall be settled through repayment.

(b)           The Company shall (i) transfer to MJT LLC (2006) the real property owned by the Company on Elwood Road in East Northport, New York pursuant to a contract of sale, reasonably acceptable to the Parent, that shall provide for a quitclaim deed on an “as is, where is” basis, and without any representations or warranties by the Company and in all other respects on terms and conditions in which the transferee assumes all liabilities, contingent or otherwise, related to such property and (ii) assign to MJT LLC (2006) the prior Contract of Sale therefor, dated June 21, 2005, as amended February 28, 2006, between the Company and the Alrose Group, in consideration for the delivery to the Company of certain shares of Common Stock of the Company owned by a Stockholder (which shares of Common Stock shall be canceled by the Company).

(c)           The Company shall transfer to MJT LLC (2006) all of the capital stock of Sbarro Boulder, Inc. in consideration for the delivery to the Company of certain shares of Common Stock of the Company owned by a Stockholder or Stockholders (which shares of Common Stock shall be canceled by the Company), and the Company shall cause the Company and the Company Subsidiaries to be released from any and all guarantees, all other credit support and other contingent obligations that the Company or any Company Subsidiary (other than Sbarro Boulder, Inc. or its wholly owned Subsidiaries) have provided and the release of all Liens on any assets of the Company or any Company Subsidiary (other than Sbarro Boulder, Inc. or its wholly owned Subsidiaries) securing such obligations, and all intercompany indebtedness between the Company and its Subsidiaries, on the one hand, and Sbarro Boulder, Inc. and its Subsidiaries, on the other hand, shall be settled through repayment.  Prior to Closing, the Company shall cause the name of Sbarro Boulder, Inc. to be changed to remove references to “Sbarro.”

(d)           The Company shall transfer to MJT LLC (2006) all of the capital stock of Mex-SS, Inc. in consideration for the delivery to the Company of certain shares of Common Stock of the Company owned by a Stockholder or Stockholders (which shares of Common Stock shall be canceled by the Company), and the Company shall cause the Company and the Company Subsidiaries to be released from any and all guarantees, all other credit support and other contingent obligations that the Company or any Company Subsidiary (other than Mex-SS, Inc. or its wholly owned Subsidiaries) have provided, and the release of all Liens on any assets of the Company or any Company Subsidiary (other than Mex-SS, Inc. or its wholly owned Subsidiaries) securing such obligations, and all intercompany indebtedness between the Company and its Subsidiaries, on the one hand, and Mex-SS, Inc. and its respective Subsidiaries, on the other hand, shall be settled through repayment.

(e)           The Company shall have the right in its sole discretion to alter the manner in which the Withdrawn Assets are transferred to the Stockholders, including, without limitation, by converting any corporate entity to a limited liability company, limited partnership or other entity prior to the distribution of the equity interests therein, by distributing equity interests or assets comprising the Withdrawn Assets on a basis that is not pro rata to the Stockholders, as may be agreed among them, or otherwise, provided that such alteration does not result in any cost, expense or liability, including any increase in Taxes, to the Company following the Closing Date.  Prior to the Closing, the Stockholders’ Representative will inform the Parent of the numbers of shares of Common Stock to be transferred to the Company by each Stockholder pursuant to this Section 5.7 and shall deliver to the Parent an updated Exhibit A revised to take into accounts these transfers and the transfers contemplated by Section 1.6 hereof, which revised Exhibit A shall be substituted for the prior Exhibit A attached hereto.

5.8.          Transfer Taxes.

Subject to Section 10.10(c), all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) (the “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne and paid by the Parent when due, and the Parent will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, the Stockholders will join in the execution of any such Tax Returns and other documentation; provided, however, that the Stockholders shall be liable for all Transfer Taxes arising from any transfer of the Withdrawn Assets pursuant to Section 5.7 of this Agreement and the consent of the Stockholders will be required with respect to the filing by the Parent of all Tax Returns relating to such Transfer Taxes, such consent not to be unreasonably withheld or delayed.

5.9.          Tax Payment Agreement.

The Company will cause the Tax Payment Agreement to be terminated effective as of the Closing Date and after the Closing Date no party thereto shall have any obligation under any such agreement for any past, present or future period.

5.10.        No Section 338 Election.

No election under Section 338(g) or Section 338(h)(10) of the Code or similar provision under state, local or foreign law shall be made to treat the acquisition of the Company contemplated by this Agreement as a sale of the Company or any Company Subsidiary’s assets for Tax purposes.

5.11.        Stockholders’ Loans; Affiliate Transactions.

Contemporaneously with the Closing, all then outstanding loans from the Company or any Company Subsidiary to Stockholders or their Affiliates (other than the Company or any Company Subsidiary), including all then accrued but unpaid interest thereon, shall be repaid, or, if requested in writing by such Stockholder at least three (3) Business Days prior to the Closing Date, shall be repaid from the portion of the Cash Merger Consideration payable to such Stockholder pursuant hereto; provided, however, that the loan to NEO Hospitality, LLC, dated January 31, 2005, shall remain outstanding and be payable in accordance with its terms.

5.12.        D&O Insurance.

(a)           The Surviving Corporation shall (i) subject to the requirements of applicable law, for a period of six (6) years from the Closing Date cause to be maintained in effect in the Surviving Corporation’s (or any successor) certificate of incorporation and by-laws (or similar governing documents), provisions regarding the elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are no less advantageous in the aggregate to the intended beneficiaries as those currently contained in the Certificate of Incorporation and By-Laws of the Company and (ii) maintain for a period of at least six (6) years from the Closing Date the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Closing, including in respect of the transactions contemplated by this Agreement; provided, however, that during this period, the Surviving Corporation shall not be required to pay annual premiums in excess of three hundred percent (300%) of the amount per annum that the Company paid in its last full year (the amount of which the Company has disclosed to the Parent prior to the date hereof), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.12, it shall obtain as much comparable insurance for an annual premium equal to such maximum amount.

(b)           If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.12.

(c)           The provisions of this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

5.13.        Exclusivity.

Prior to the earlier of the Closing Date or such time as this Agreement is terminated in accordance with Article IX, the Company and its Subsidiaries shall not, and shall cause their respective directors, officers, representatives and Affiliates not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) from any Person (other than the Parent and its Affiliates), (ii) participate in any discussion or negotiations or enter into any agreements with, or provide any non-public information to, any Person (other than the Parent and its Affiliates and their agents and financing sources) in connection with any Acquisition Proposal or (iii) consider, entertain or accept any proposal or offer from any Person (other than the Parent and its Affiliates) relating to the acquisition of any shares of the Common Stock or other capital stock of the Company (excluding transactions pursuant to Sections 1.6 or 5.7 hereof), the acquisition of any material assets (excluding dispositions of inventory or franchises in the ordinary course of business) of the Company and the Company Subsidiaries on a consolidated basis (including any acquisition structured as a merger, consolidation, reorganization, business combination, share exchange or similar transaction) (an “Acquisition Proposal”).  The Company and the Company Subsidiaries shall immediately cease and cause their directors, officers, representatives and Affiliates to cease any discussions with any other Person regarding any of the foregoing matters.

5.14.        Notification of Certain Events.

The Company or the Stockholders, on one hand, and the Parent, on the other hand, shall promptly notify the other of (i) any action, suit, proceeding or investigation that is commenced or threatened against such party or any of its Affiliates seeking to restrain, prohibit or otherwise challenge the legality or propriety of the transactions contemplated hereby, and (ii) any other facts, events, actions or circumstances as to which it obtains knowledge that causes any of its representations and warranties made in this Agreement, including any matters required to be set forth in the schedules hereto, not to be true and correct as of the date hereof or any date prior to the Closing Date.

5.15.        Financing Matters.

(a)           Parent’s Undertaking.  The Parent will use reasonable best efforts to arrange financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein, (ii) satisfy on a timely basis all conditions applicable to the Parent in such definitive agreements that are within its control and (iii) consummate, at Closing, the financing contemplated by the Commitment Letters.  The Parent shall obtain the equity financing contemplated by the Equity Financing Commitment upon satisfaction of only the conditions to the Closing (other than those conditions that by their nature cannot be satisfied until the Closing) set forth in Section 6.1.  The Parent will use reasonable best efforts to perform all obligations required to be performed by it in accordance with and pursuant to the Commitment Letters and to maintain the same in full force and effect.  The Parent agrees to notify the Company promptly of any breach by any party of any Commitment Letter that the Parent knows of, of any termination of the financing contemplated by any Commitment Letter or following its receipt of notification by any financing source under the Commitment Letters or in connection with any substitute debt or other financing of such source’s inability or refusal to provide the financing described in the applicable Commitment Letters.  The Parent shall keep the Company fully informed on a reasonably current basis in reasonable detail of any significant developments relating to the proposed financing and the status of its efforts to arrange the financing.  The Parent shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter or the Equity Commitment Letter, if such amendment or waiver is adverse to the interests of the Parent or the Company thereunder or to Parent’s ability under such Commitment Letter to obtain the financing contemplated by such Commitment Letter on no less favorable terms (in the aggregate) than those in effect immediately prior to such amendment or waiver, unless the Parent obtains the prior written consent of the Stockholders’ Representative.  In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, the Parent shall use its reasonable best efforts to obtain alternative financing, including from alternative sources, as promptly as practicable following the occurrence of such event.

(b)           Assistance.  Prior to the Closing, at the Parent’s cost and expense (with the Parent promptly reimbursing the Company or any Company Subsidiary for any out-of-pocket expenses incurred by such Persons in connection herewith), the Company shall, and shall use commercially reasonable efforts to cause the Company Subsidiaries and its and their respective officers, employees and representatives to, reasonably assist the Parent, when reasonably requested to do so by the Parent, in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of any of the transactions contemplated by this Agreement (provided that such requested assistance does not unreasonably interfere with the ongoing business of the Company or the Company Subsidiaries, cause any representation or warranty in this Agreement to be breached, cause any condition precedent set forth in Article VI to fail to be satisfied or otherwise cause the breach of this Agreement or any other agreement to which the Company or any of the Company Subsidiaries is a party or involve any binding commitment by any of the Company or any of the Company Subsidiaries).  Without limiting the generality of the foregoing, such cooperation shall include using commercially reasonable efforts to (i) participate in meetings, due diligence sessions and road shows, (ii) assist in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents, (iii) obtaining comfort letters or consents of accountants and legal opinions, and (iv) otherwise making available documents and information relating to the Company and the Company Subsidiaries, in each case as may be reasonably requested by the Parent.  The Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective representatives for and against any and all Losses suffered or incurred by them in connection with the arrangement of any financing and any information utilized in connection therewith, except to the extent such Losses (x) were incurred by any such Person by reason of such Person’s gross negligence or willful misconduct or (y) arise out of an untrue statement or omission made in any such offering memoranda, private placement memoranda, prospectuses or similar document in reliance upon and in conformity with written information furnished by or on behalf of the Company for inclusion therein.

(c)           Pre-Closing Financials.  Without limiting the generality of the foregoing, for each fiscal month, quarter and year ending between the date of this Agreement and the Effective Time, the Company will use commercially reasonable efforts to deliver to the Parent:

(i)                                     unaudited monthly consolidated financial statements for the Company and the Company Subsidiaries within 30 days of the end of each month;

(ii)                                  unaudited quarterly consolidated financial statements, if applicable, including notes, for the Company and the Company Subsidiaries within 45 days of the end of each fiscal quarter (except for the final fiscal quarter of 2006); and

(iii)                               any regularly prepared financial statements or financial information regarding the Company and/or the Company Subsidiaries that the Parent may reasonably request.

(d)           Repayment of Senior Indebtedness.  The Company shall use its commercially reasonable efforts to (i) deliver to the Parent, on or prior to the second Business Day preceding the Effective Time, copies of payoff letters (or final drafts thereof) (subject to the delivery on the Closing Date of funds arranged by the Parent), in commercially reasonable form, from the administration agent under the Credit Agreement and (ii) make arrangements for the release of all mortgages, Liens and other security interest over the Company and the Company Subsidiaries’ properties and assets securing such obligations and to deliver to the Parent, on or prior to the second Business Day preceding the Effective Time, evidence of arrangements (or final drafts thereof) to deliver UCC-3 termination statements or similar documents evidencing such release (subject to the delivery on the Closing Date of funds arranged by the Parent).

(e)           Obligations under Letters of Credit.  No less than 30 days prior to the Closing Date, the Company shall deliver to the Parent an updated schedule of all surety bonds, guaranties in lieu of bonds and letters of credit posted by the Company under any of its Indebtedness, which schedule shall specify the remaining term and amount of any such bond, guaranty and letter of credit.  At Closing, the Parent shall cause the Letters of Credit to be extinguished and replaced with surety bonds, guaranties in lieu of bonds and letters of credit posted by the Parent or its Affiliates, with terms and availability equivalent to the Letters of Credit outstanding on the Closing Date, and the Company shall use its reasonable efforts to assist the Parent in connection with such actions.

5.16.        Non-Competition; Non-Solicitation.

(a)           To accord the Parent the full value of the transactions contemplated hereby, for a period of three (3) years after the Closing, none of Mario Sbarro, Anthony Sbarro, Carmela Sbarro, Joseph Sbarro, Carmela Sbarro Trust or Joseph Sbarro Trust (each, a “Restricted Person”) shall, and each of them shall cause any entities which they control not to, directly or indirectly:

(i)                                     as an individual proprietor, partner, stockholder, officer, executive, director, joint venturer, investor or in any other capacity whatsoever (except in all cases in a capacity solely as a passive investor), engage in any business involving (A) Italian motif quick service restaurants, Italian quick casual restaurants or Italian casual restaurants or (B) that otherwise competes with the business conducted by the Company and the Company Subsidiaries (other than the business conducted by the Withdrawn Assets) as conducted on the Closing Date; provided that (i) the foregoing shall not prohibit or restrict the ability of any Stockholder or Affiliates thereof to act as a Franchisee of the Company or any Company Subsidiary pursuant to a Franchise Agreement, (ii) the foregoing shall not prohibit or restrict the ability of any Restricted Person or Affiliate thereof to engage in the business conducted by the Withdrawn Assets as conducted on the date hereof, and (iii) the foregoing shall not prohibit or restrict the ability of any Restricted Person or Affiliate thereof to own or operate coffee shops, Cosi-type sandwich shops or similar establishments, as long as such establishments do not predominantly serve any of the featured Italian entree menu items (including pizza) that are served at Sbarro restaurants;

(ii)                                  induce or attempt to induce to leave the employ of the Company and/or any Company Subsidiary, or solicit, employ, hire or engage, or attempt to employ, hire or engage, any of the individuals listed on Schedule 5.16(a)(ii) of the Company’s Disclosure Schedule; provided that neither (i) generalized searches through media advertisement or employment firms in each case that are not directed to such personnel nor (ii) solicitation of such individuals following their termination of employment or notification of termination of employment shall constitute a violation of the foregoing.

(b)           The Stockholders recognize that, by reason of their ownership of the Company and their participation in the operation of the business of the Company and the Company Subsidiaries, they have acquired confidential information and trade secrets concerning the operation of such business.  Accordingly, each Stockholder agrees that it will not for a period of three (3) years after the Closing, except in the performance of its obligations to the Parent under this Agreement or with the prior written consent of the Parent, directly or indirectly, disclose confidential information relating to the Company, the Company Subsidiaries or their respective businesses that it may learn or has learned (including as a result of having access to the books and records of the Company as set forth in Section 5.6 hereof) by reason of its ownership of the Company and their participation in the operation of the business of the Company and the Company Subsidiaries, unless (i) such information is or becomes generally available to the public other than as a result of disclosure by any Stockholder or any of their Affiliates (other than the Company and the Company Subsidiaries), (ii) disclosure of such information is required by applicable law or (iii) with respect to a Stockholder who remains an employee of Surviving Corporation or its Affiliates following the Closing, such information is used in the performance of his duties as an employee of Surviving Corporation.

(c)           To accord the Parent the full value of the transactions contemplated hereby, following the Closing, and notwithstanding anything contained herein, none of the Restricted Persons shall, directly or indirectly:

(i)                                     use any Sbarro Mark as the name (or part of the name) of, or otherwise as a Mark in connection with, any (A) restaurant services or food services, or (B) food products or any business that produces, distributes or sells any food products, including any frozen foods or sauces (for the avoidance of doubt, food products shall not include cookware, utensils or other non-food items that may relate to food); or

(ii)                                  disparage the Company, any Company Subsidiary or any Person known by such Restricted Person to be a Franchisee of the Company or any Company Subsidiary.

For the avoidance of doubt, and without in any way limiting any of the provisions contained herein, including any of the Restricted Persons’ obligations set forth above in this Section 5.16(c), nothing contained in this Section 5.16(c) shall limit the rights of the Company or of any of the Restricted Persons to enforce a Mark to the full extent permitted under applicable laws (including the right to assert any claim of infringement or unfair competition or any other claim or action permitted under applicable laws), if and to the extent such Person has any rights under applicable laws to enforce such Mark.

(d)           For the avoidance of doubt, and without in any way limiting any of the provisions contained herein, including any of the Restricted Persons’ obligations set forth in Section 5.16(c), nothing contained in this Section 5.16(d) shall restrict any of the Restricted Persons from (i) using his or her name to identify himself or herself acting in his or her capacity as an individual, or (ii) using the Sbarro Mark in a descriptive, historical or other similar non-trademark manner; provided that, for the avoidance of doubt, the foregoing shall be subject to the Restricted Persons’ obligations under Section 5.16(c)(ii).

(e)           The parties hereto agree that if any court of competent jurisdiction determines that the duration, scope or any other feature of this Section 5.16 is unreasonable, arbitrary or against public policy, then a lesser duration, scope or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

5.17.        Satisfaction and Discharge.  Contemporaneously with, and subject to, the Closing: (a) the Company shall irrevocably instruct the trustee (the “Trustee”) under the Indenture to give a notice of redemption to the holders of all the 11% senior notes due 2009 (the “11% Senior Notes”) issued and outstanding under the Company’s indenture, dated as of September 28, 1999 (the “Indenture”), which notice shall state that the notes will be redeemed 30 days after the notice of redemption has been mailed (the “Redemption Date”); and (b) the Company and the Parent shall take all other actions necessary to cause the Indenture to be discharged in accordance with Article 10 thereof, including by the Parent providing to the Company for deposit with the Trustee, in trust, for the benefit of the holders of such notes, cash and/or non-callable securities of the United States meeting the requirements of the Indenture in an amount that will be sufficient without reinvestment of interest, to pay and discharge all principal, interest and prepayment penalty obligations that are due or will become due with respect to the notes to the Redemption Date.  Notwithstanding the foregoing, the parties will discuss and consider in good faith alternatives to a post-closing redemption of the 11% Senior Notes.

5.18.        Extension.  Prior to Closing, the Company and Jerry Sbarro will execute a one year extension to the non-competition period under his franchise agreement with the Company, in a form reasonably acceptable to the Parent.

ARTICLE VI.

CONDITIONS PRECEDENT TO THE TRANSACTION

6.1.          Conditions Precedent to the Parent’s and Merger Sub’s Obligation to Close.

The obligations of the Parent and Merger Sub to consummate the transactions contemplated hereunder are, at the option of the Parent, subject to the satisfaction of each of the conditions set forth below:

(a)           Agreements and Conditions.  On or before the Closing Date, (i) the Company shall have complied, in all material respects, with and duly performed all agreements and conditions to be complied with or performed by it on or before the Closing Date pursuant to or in connection with this Agreement, and (ii) the Stockholders shall have complied, in all material respects, with and duly performed all agreements and conditions to be complied with or performed by them or before the Closing Date pursuant to or in connection with this Agreement.

(b)           Representations and Warranties.  The representations and warranties of (i) the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth herein) as of the date hereof and as of the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, and (ii) the Stockholders contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth herein) as of the date hereof and as of the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Stockholders to perform their obligations under this Agreement.

(c)           No Legal Proceedings.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall be in effect and no law shall have been enacted or shall be deemed applicable to the transactions contemplated hereby which makes the consummation of such transactions illegal.

(d)           HSR Act.  Any applicable waiting period (and any extension thereof) under the HSR Act and any applicable foreign competition filings shall have expired or been terminated.

(e)           Officer’s Certificate.  The Parent shall have received (i) a certificate dated the Closing Date and executed by a senior executive officer of the Company, certifying that each of the conditions specified in Sections 6.1(a)(i) and (b)(i) are satisfied in all respects, and (ii) a certificate dated the Closing Date and executed by the Stockholders’ Representative, certifying that each of the conditions specified in Sections 6.1(a)(ii) and (b)(ii) are satisfied in all respects.

(f)            Certificate of Secretary.  The Parent shall have received a certificate of the Secretary of the Company setting forth a copy of, and certifying the continued validity of, the resolutions adopted by the Board of Directors of the Company and the unanimous written consent of the Stockholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a signature and incumbency certificate.

(g)           Non-Foreign Status.  The Parent shall have received from each Stockholder a certification of non-foreign status, in the form required by Treasury Regulation Section 1.1445-2(b)(2).

(h)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect as to the Company and the Company Subsidiaries taken as a whole.

(i)            Collateral Agreement.  Certain Key Stockholders receiving Preferred Units pursuant to Article I hereof shall have executed and delivered to the Parent the Collateral Agreement, pursuant to which such Stockholders shall secure the indemnification obligations of the Key Stockholders under Article VIII hereof by pledging to the Parent, and granting a perfected first priority security interest to the Parent in, the Collateral Security.

(j)            Required Consents.  The consents set forth on Schedule 6.1(j) of the Company’s Disclosure Schedule shall have been obtained.

(k)           Preferred Units.  Each of the Stockholders receiving Preferred Units pursuant to Article I hereof shall have executed the limited liability company agreement of the Parent as member holding Preferred Units thereof, having the principal terms set forth in Exhibit D hereto and otherwise in form and substance reasonably satisfactory to the Parent and such Stockholders.

(l)            Debt Financing.  The Parent shall have obtained debt financing in the amounts described in, and on the terms and conditions set forth in the Debt Commitment Letter, or shall have obtained other debt financing on terms reasonably satisfactory to the Parent in accordance with the terms hereof, it being agreed that terms no less favorable to the Purchaser, in any material respect, that those reflected in the Debt Commitment Letter shall be reasonably satisfactory to the Purchaser.

(m)          Resignations.  The Parent shall have received written resignations from each member of the Board of Directors of the Company and each Company Subsidiary.

(n)           Withdrawn Assets.  The Parent shall have received evidence, in form and substance reasonably acceptable to the Parent, that all of the transactions contemplated by Section 5.7 have been successfully completed, including that (i) any and all guarantees, credit support and other contingent obligations and Liens have been released (at no cost or expense to the Company or any Company Subsidiary (other than the Withdrawn Assets)) and (ii) all intercompany indebtedness between the Company and the Company Subsidiaries, on the one hand, and the Withdrawn Assets, on the other hand, has been repaid.

(o)           Bonuses.  The special event bonuses described on Schedule 5.1(h) of the Company’s Disclosure Schedule shall have been paid.

6.2.          Conditions Precedent to the Company’s Obligation to Close.

The obligations of the Company to consummate the transactions contemplated hereunder are, at the option of the Company, subject to the satisfaction of each of the conditions set forth below:

(a)           Agreements and Conditions.  On or before the Closing Date, the Parent and Merger Sub shall have complied, in all material respects, with and duly performed all agreements and conditions to be complied with or performed by it on or before the Closing Date pursuant to or in connection with this Agreement.

(b)           Representations and Warranties.  The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth herein) as of the date hereof and as of the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or Merger Sub.

(c)           No Legal Proceedings.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall be in effect and no law shall have been enacted or shall be deemed applicable to the transactions contemplated hereby which makes the consummation of such transactions illegal.

(d)           HSR Act.  Any applicable waiting period (and any extension thereof) under the HSR Act and any applicable foreign competition filings shall have expired or been terminated.

(e)           Officer’s Certificate.  The Company shall have received a certificate dated the Closing Date and executed by a senior executive officer of the Parent certifying that each of the conditions specified in Sections 6.2(a) and (b) are satisfied in all respects

(f)            Certificate of Secretary.  The Company shall have received a certificate of the Secretary of the Parent setting forth a copy of, and certifying the continued validity of, the resolutions adopted by its Board of Directors approving and adopting the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a signature and incumbency certificate.  The Company shall have received a certificate of the Secretary of Merger Sub setting forth a copy of, and certifying the continued validity of, the resolutions adopted by the Board of Directors and shareholder of Merger Sub approving and adopting the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a signature and incumbency certificate.

(g)           MidOcean Investment.  MidOcean and its Affiliates and limited partners shall have invested no less than $125 million in cash in the Parent in exchange for Class B Units of the Parent, and MidOcean and such Affiliates and limited partners shall have executed the limited liability company agreement of the Parent as members holding Class B Units thereof, having the principal terms set forth in Exhibit D hereto and otherwise in form and substance reasonably satisfactory to MidOcean, the Parent and the Stockholders receiving Preferred Units pursuant to Article I hereof.

ARTICLE VII.

TAX AND EMPLOYEE BENEFITS MATTERS

7.1.          Responsibility for Filing Tax Returns.

(a)           The Stockholders will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns for the Company and Company Subsidiaries for all Pre-Closing Tax Periods (except as provided in Section 7.1(b) with respect to Straddle Tax Returns); provided, however, that, in the case of Tax Returns that have not been filed prior to the Closing Date, the Parent shall prepare, or cause to be prepared, an initial draft of such Tax Returns and provide the Stockholders’ Representative with such draft Tax Returns at least forty-five (45) days prior to the due date of such Tax Returns together with any supporting documentation or other schedules or statements relevant to the preparation of such Tax Returns and accept any changes requested by the Stockholders for which there is a reasonable basis.  In the case of Tax Returns that are filed after the Closing Date, the Parent shall cause the Company or Company

Subsidiary as appropriate to sign and timely file such Tax Returns reflecting such changes requested by the Stockholders.

(b)           The Parent shall prepare and timely file, or cause to be prepared and timely filed, all Straddle Tax Returns required to be filed by the Company and the Company Subsidiaries which shall be prepared in accordance with the Company and the Company Subsidiaries’ past practice and consistent with the Company and the Company Subsidiaries’ past policies (unless otherwise required by law) and shall cause the Company and Company Subsidiaries to pay the Taxes shown to be due thereon.  The Stockholders’ Representative will furnish to the Parent all information and records that are in the Stockholders’ possession reasonably requested by the Parent for use in preparation of any Straddle Tax Returns.  The Parent shall provide the Stockholders’ Representative any Straddle Tax Return at least thirty (30) days before such Tax Return is due and the Stockholders shall then have ten (10) days to review, comment upon and reasonably approve or disapprove any such Tax Return prior to being filed.

(c)           The Parent shall prepare, or cause to be prepared, all Tax Returns for the Company and Company Subsidiaries for all Post Closing Tax Periods consistent with past practices unless the derivation therefrom is not reasonably likely to result in a material increase of Taxes with respect to the Company or any Company Subsidiary for any Pre-Closing Tax Period.  Neither the Parent, the Company, nor any Company Subsidiary shall claim any deduction in connection with the bonuses payable on the Closing Date prior to the Closing as described on Schedule 5.1(h) to the Company’s Disclosure Schedule, in any Post-Closing Tax Period.

(d)           In the case of any Straddle Period, (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company and Company Subsidiaries for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company and Company Subsidiaries (other than Property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the day prior to the Closing Date.  Notwithstanding the foregoing, Taxes of the Company or any Company Subsidiary with respect to a Straddle Period Tax Return which pertain to and arise from any period (or portion thereof) after the Closing Date and for which the Company or any Company Subsidiary would not have been liable had the Company or Company Subsidiary remained an S corporation or Qualified Subchapter S Subsidiary, respectively, under section 1361 or section 1362 of the Code (or comparable provision of state or local law under which the Company or the Company Subsidiary does business) shall not be apportioned to the Pre-Closing Tax Period as described above.

(e)           The Parent shall promptly pay or shall cause prompt payment to be made to the Stockholders of the amount of any refund of Taxes plus interest thereon (net of any Taxes) with respect to the Company or any Company Subsidiary for any Pre-Closing Tax Period upon receipt by the Company or any Company Subsidiary (or any successor or any affiliate of the Company or any Company Subsidiary) of such refund unless and to the extent that such refund was reflected in the Closing Date Balance Sheet.

(f)            The Parent shall not file any amended Tax Return of the Company or any Company Subsidiary for any Pre-Closing Tax Period or Straddle Period without the consent of the Stockholders, which consent shall not be unreasonably withheld or delayed.

(g)           In the event that the 11% Senior Notes are defeased and called for redemption during a Post-Closing Tax Period, within fifteen (15) days of the date on which the Company files its U.S. federal income tax return for such period the Parent shall pay or shall cause payment to be made to the Stockholders of the amount by which (i) the Company’s liability for U.S. federal income taxes and state and local income and franchise taxes for the period, calculated by excluding the income tax deduction attributable to the defeasance and call of the 11% Senior Notes, exceeds (ii) the Company’s actual liability for such federal, state and local income and franchise taxes for such taxable period, calculated by taking into account the income tax deduction attributable to the defeasance and call of the 11% Senior Notes (to the extent permitted by law), in each case excluding any payments made by the Parent, the Surviving Corporation or MidOcean in connection with the defeasance and call of the 11% Senior Notes that are excluded from the calculation of Adjusted Debt.  Along with payment, the Parent shall provide or cause to be provided to the Stockholders a certificate signed by the Chief Financial Officer of the Company setting out the calculation of the amount paid to the Stockholders pursuant to this Section 7.1(g).  In the event that the Company incurs a net operating loss for the period in which the deduction attributable to the defeasance and call is claimed, the payment obligation of Parent under this subsection shall be deemed to arise in respect of each succeeding period until the benefit of the deduction has been realized.  In such case, the Parent’s obligation shall be determined by applying the principles of this subsection, comparing the Company’s cumulative federal, state and local income and franchise tax liability without the benefit of the defeasance deduction with the liability taking the deduction into account, commencing with the Closing, and a certificate similar to that described in the preceding sentence shall be provided in respect of each such period within 15 days of the filing of the Company’s U.S. federal income tax return for such period.

(h)           The parties agree to treat the transactions contemplated by Sections 1.4 and 1.5 of this Agreement in the following manner for U.S. federal income tax purposes:  (i) the transfer by each Stockholder of a portion of such Stockholder’s Common Stock to Parent in exchange for Preferred Units in a transaction that is tax-free under Section 721(a) of the Code and (ii) the sale of the balance of each Stockholders’ Common Stock for Cash Merger Consideration.  The Stockholders may prior to the Closing identify to the Parent the block or blocks of Common Stock subject to each of (i) and (ii) provided, that any such identification is consistent with Exhibit A, as revised if applicable.  In addition, the parties will treat the Company as an S corporation through the day prior to the Closing Date, with the short period being treated as an S short year under Section 1362(e).  The Company’s income or loss for the short tax year will be determined based on an interim closing of the Company’s books as of the close of the business on the day prior to the Closing Date.

7.2.          Cooperation on Tax Matters.

The Parent and the Stockholders shall cooperate fully, and the Parent shall cause each of the Company and the Company Subsidiaries to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, statement, report or form, any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to act as witnesses in any audit, litigation or other proceeding.  The Company and the Stockholders agree (i) to preserve and keep all books and records with respect to Tax matters pertinent to the Company and any Company Subsidiary relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations period, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other party sixty (60) days written notice prior to destroying or discarding any such books and records and, if the party so requests, the Company or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records at such party’s expense within one hundred twenty (120) days after the date of such notice.

7.3.          Certain Employee Benefits Matters.

(a)           During the period ending on the first anniversary of the Closing Date, the Parent will provide, or cause to be provided, to each Company Employee a base salary or hourly wage rate, and a total annual compensation opportunity (other than with to any special (as opposed to annual) cash bonus arrangements for certain executives, which will be replaced with equity incentive arrangements), which is comparable in the aggregate to such employee’s base salary or hourly wage rate and total annual compensation opportunity immediately before the Closing Date; provided that the foregoing shall not be construed as a guaranty of employment for any employee, including any Company Employee (provided that, if a Company Employee’s employment is terminated within such one-year period, such Company Employee shall be provided with severance benefits that are no less favorable, in the aggregate, to the Company Employee than the severance benefits that would have been provided to such Company Employee had his or her employment been terminated prior to the Closing Date).  For purposes of this Agreement, “Company Employee” means any person who is an active employee of the Company or any Company Subsidiaries at the Closing Date.

(b)           During the period ending on the first anniversary of the Closing Date, the Parent will provide, or cause the Company or a Subsidiary of the Parent to provide, to each Company Employee the opportunity to participate in employee benefit plans, programs and policies which provide benefits that are at least comparable in the aggregate to the benefits provided to such employee under the Company Plans sponsored by the Company and the Company Subsidiaries immediately before the Closing Date.

(c)           The Parent will grant, or will cause the Company or a Subsidiary of the Parent to grant, full credit to each Company Employee for (i) his or her employment with the Company or any Company Subsidiary prior to the Closing Date for purposes of satisfying any service requirement to participate in any employee benefit plan, program or policy maintained by the Parent or any of its Subsidiaries, vesting in any benefit under any such plan, program or policy described in this Section 7.3(c) and for calculating his or her level of benefits with respect to severance, vacations, personal days off and any other welfare-type benefits (expressly excluding any defined benefit pension plan) where service is a factor in calculating the level of benefits except where such credit would result in a duplication in benefits, and (ii) any payments made by such employee or any of his or her dependents under any Company Plan for the plan year for such plan which includes the Closing Date for which he or she was eligible to receive credit under such plan towards satisfying any applicable deductibles and annual out-of-pocket expense requirements.

(d)           The Parent will honor, or will cause the Company or a Subsidiary of the Parent to honor, any obligations which the Company has at the Closing Date under any Company Benefit Plans (including any employment, bonus or similar agreements between the Company or a Company Subsidiary and a Company Employee) to any employee or former employee of the Company or any Company Subsidiary or any dependents of any such employee or former employee.

(e)           Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Company, the Company Subsidiaries, the Parent, the Surviving Corporation, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (ii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iii) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

(f)            Promptly following the Closing, the Surviving Corporation shall take those good faith actions that the senior executives of the Surviving Corporation reasonably determine, after consultation with the Parent and the Stockholders’ Representative, to be necessary to correct any failure of the Company’s 401(k) plan to have been maintained in compliance with any applicable laws, which actions may include (i) the submission by the Surviving Corporation of an application to the Internal Revenue Service under the Voluntary Correction Program with Service Approval (“VCP”) component of the Employee Plans Compliance Resolution System (“EPCRS”) pursuant to Revenue Procedure 2006-27 (or any superseding Revenue Procedure) and the taking by the Surviving Corporation of such actions as may be required by the Internal Revenue Service to obtain and implement the requirements of a compliance statement as defined in and pursuant to the provisions of EPCRS in connection with such submission or (ii) alternatives recommended by the Parent or the Stockholders’ Representative, or by outside professional advisors retained by the Surviving Corporation with respect to the foregoing matters (collectively, the “401(k) Remediation”).  In carrying out the 401(k) Remediation, the senior executives of the Surviving Corporation shall consult regularly with the Parent and the Stockholders’ Representative and keep each informed on a timely and complete basis, work with advisors and other outside professionals reasonably acceptable to the Parent and the Stockholders’ Representative, and in good faith seek to minimize Losses resulting (and reasonably expected to result) from such process; provided that the 401(k) Remediation shall be carried out diligently and in a manner reasonably intended to result in the completion of the 401(k) Remediation within a reasonable timeframe.  The Parent and the Stockholders’ Representative shall jointly determine whether to pursue remedies against any third parties in connection with the matters underlying or relating to the 401(k) Remediation and shall cooperate in good faith and use commercially reasonable efforts with respect to any such claims.  In the event that the Parent and the Stockholders’ Representative decide to initiate any such claims, they will agree at that time on the allocation of costs and benefits related thereto, giving consideration to the relative amounts paid (or reasonably expected to be paid) by the Parent and the Key Stockholders in connection with the 401(k) Remediation pursuant to Section 8.2 hereof.

ARTICLE VIII.

INDEMNIFICATION

8.1.          Survival.

All representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect as follows: (i) the representations and warranties contained in Sections 3.1, 3.2(a), 3.3(a), 3.21, 4.1, 4.2(a), and 4.3 (collectively, the “Fundamental Representations”) shall survive until the date that is 60 days after the expiration of the applicable statute of limitations, or for a period of six (6) years after Closing if no statute of limitations applies to such matter, (ii) the representations and warranties contained in Section 3.16 shall survive the Closing for a period of three (3) years, (iii) all other representations and warranties for a period of eighteen (18) months, after which time all such representations and warranties shall terminate and have no further force or effect.  All covenants and agreements contained herein to be complied with at or prior to Closing shall survive the Closing for a period of eighteen (18) months, and all covenants and agreements contained herein to be performed by their terms following the Closing shall survive the Closing and remain in full force and effect until expiration of the applicable statute of limitation, and (iv) notwithstanding anything to the contrary herein, the obligations of the Key Stockholders pursuant to Section 8.2(a)(iii) hereof shall survive for a period of three (3) years following the Closing and the obligations of the Key Stockholders set forth in Section 8.2(a)(iv) hereof shall survive until performed in full.  The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.”  In the event a notice for indemnification under Section 8.5 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

8.2.          Indemnification by the Stockholders.

(a)           Subject to the limitations set forth in this Article VIII, the Key Stockholders agree from and after the Closing to jointly and severally indemnify, defend and hold harmless the Parent and its Affiliates (including for the avoidance of doubt the Surviving Corporation and its Subsidiaries after the Closing) and their respective directors, officers, employees, partners, members, agents, representatives, successors and permitted assigns (collectively, the “Parent Indemnitees”) from and against any and all liabilities, losses, damages, costs, expenses and fees, including reasonable attorneys’ fees and expenses (collectively, “Losses”) suffered or incurred by the Parent Indemnitees arising out of (i) any breach of any representation or warranty by the Company or the Stockholders in this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effects” set forth therein, except with respect to Section 3.8(b), 3.12(a)(i) and (vii), 3.12(c)(i) and (ii), Section 3.13(D) and (E), and 3.22(b)), (ii) any

breach or default in the performance or observance by the Company or the Stockholders of any of the covenants or agreements which the Company or the Stockholders, as the case may be, are to perform or observe hereunder, (iii) any liability for Taxes related to Pre-Closing Tax Periods (except to the extent such Taxes are reflected as a liability on the Latest Balance Sheet or were accrued in the ordinary course of business since the Latest Balance Sheet, excluding, for the avoidance of doubt, any Taxes resulting from application of Section 1374 of the Code (or any similar provision of state, local of non-United States law)), (iv) the Withdrawn Assets (including any liability for Taxes incurred in connection with the consummation of the transactions contemplated by Section 5.7 of this Agreement, regardless of whether such Taxes are more or less than the $2.6 million specified in Section 3.16(m)), and (v) the 401(k) Remediation.

(b)           The Key Stockholders shall be required to indemnify the Parent Indemnitees under Section 8.2(a)(i) and (ii) (other than with respect to fraud and the Fundamental Representations, for which the following limitation shall not apply) only when and to the extent that the aggregate Losses incurred by the Parent Indemnitees in connection with the matters identified therein exceeds three million dollars ($3,000,000.00) (the “Basket”) and, in such event, indemnification shall be made by the Key Stockholders only to the extent of such excess, subject in all cases to the other limitations set forth in this Article VIII (including in Section 8.2(c) hereof); provided that, for purposes of determining whether the Basket has been met or exceeded, claims for Losses arising from a single event or a group or series of related events that are, individually or in the aggregate, less than five thousand dollars ($5,000.00) shall be excluded.  Notwithstanding anything to the contrary herein, with respect to indemnification pursuant to Section 8.2(a)(v), (x) the Basket shall not be applicable to any Losses in respect of such matters, (y) the Key Stockholders shall only be required to indemnify the Parent Indemnitees for aggregate Losses with respect to such matters in excess of $750,000 and (z) the indemnification obligations of the Key Stockholders with respect to such matters shall be subject to the overall indemnification limitations contained in Section 8.2(c).

(c)           The aggregate liability of the Key Stockholders under Section 8.2(a)(i), (ii) and (v) (other than with respect to fraud, for which there shall be no maximum liability, or the Fundamental Representations) shall be limited to twenty million dollars ($20,000,000.00).  The aggregate liability of the Key Stockholders under Section 8.2(a)(i) and (ii) with respect to the Fundamental Representations shall be limited to one hundred thirty two million dollars ($132,000,000.00).

(d)           In support of the foregoing indemnification obligations, certain Stockholders receiving Preferred Units pursuant to Article I hereof shall have executed and delivered to the Parent the Collateral Agreement.

8.3.          Indemnification by the Parent and Merger Sub.

Subject to the limitations set forth in this Article VIII, the Parent and Merger Sub agree from and after the Closing to jointly and severally indemnify, defend and hold harmless the Stockholders (collectively, the “Stockholder Indemnitees”) from and against any and all Losses suffered or incurred by the Stockholder Indemnitees arising out of (a) any breach of any representation or warranty by the Parent or Merger Sub in this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effects” set forth therein) and (b) any breach or default in the performance or observance by the Parent or Merger Sub of any of the covenants or agreements which the Parent or Merger Sub is to perform or observe hereunder.

8.4.          Other Limitations on Indemnification.

(a)           The amount of any Losses sustained by a Parent Indemnitee or a Stockholder Indemnitee shall be reduced by any amount actually received by such Parent Indemnitee or Stockholder Indemnitee (net of any costs of such recovery out-of pocket prosecution costs and similar costs) with respect thereto under any insurance coverage relating thereto.  The Parent Indemnitee and the Stockholder Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage.  If a Parent Indemnitee or a Stockholder Indemnitee actually receives an amount under insurance coverage or from a third party with respect to Losses sustained at any time subsequent to such Indemnitee’s receipt of any indemnification provided pursuant to this Article VIII, then such Parent Indemnitee or Stockholder Indemnitee, as applicable, shall promptly reimburse the applicable Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Parent Indemnitee or the Stockholder Indemnitee, as applicable.

(b)           Indemnification payments under this Article VIII shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party.  However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Losses, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party.  For this purpose the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable period if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable period, calculated by excluding any Tax items attributable to the Losses from all taxable periods, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable period, calculated by taking into account any Tax items attributable to the Losses for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).  The Stockholders, the Company, and Parent agree to treat any payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state and local income tax purposes.

(c)           In no event shall any party hereto be liable for consequential, indirect, treble or punitive damages, Losses based on either the reduced current or future profitability or earnings of the Company or Losses based on a multiple of such profitability, earnings or other factor, or reduction therein (it being understood that all Losses shall for purposes of this Article VIII be determined and calculated on a direct, dollar-for-dollar basis), or other Losses not provided for in this Article VIII, other than any such Losses actually finally determined by a court of competent jurisdiction to be owed by a Parent Indemnitee or Stockholder Indemnitee, as the case may be, to any unaffiliated Third Party Claimant.

(d)           With respect to Losses arising out of the breach of any representation, warranty, covenant or agreement contained herein, the Indemnifying Party shall be obligated to indemnify the Indemnified Party only for those claims for which the Indemnified Party has given the Indemnifying Party written notice within the Applicable Survival Period relating to such breach.

(e)           The Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate any and all Losses arising out of, resulting from or relating to any matter for which such party is entitled to indemnification pursuant hereto.

(f)            Any liability for indemnification under this Article VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

8.5.          Notice.

In the event that either a Parent Indemnitee or a Stockholder Indemnitee wishes to assert a claim for indemnification under this Article VIII, such party seeking indemnification (the “Indemnified Party”) shall deliver written notice (a “Claims Notice”) to the Parent or the Stockholders’ Representative, on behalf of the Key Stockholders (the “Indemnifying Party”), as applicable, specifying the facts constituting the basis for, and the amount (if known or a reasonable estimate thereof) of the claim asserted.  The failure to so notify the Indemnified Party shall not relieve the Indemnifying Party of liability hereunder except to the extent that the defense of such claim is materially prejudiced by the failure to give such notice.

8.6.          Right to Contest Claims of Third Parties.

(a)           If an Indemnified Party asserts, or may in the future seek to assert, a claim for indemnification hereunder because of an action instituted by any Person not a party to this Agreement (a “Third Party Claimant”) that may result in a Loss with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Article VIII (an “Asserted Liability”), the Indemnifying Party shall be entitled to participate in or, at the Indemnifying Party’s option, assume at its own expense the defense, appeal and settlement thereof with counsel of its own choosing (which counsel shall be reasonably acceptable to the Indemnified Party), and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith.  In any event, if the Indemnifying Party elects to assume control of the matter, the Indemnified Party shall have the right to participate in (but not control) the defense of such Asserted Liability with separate counsel, if it desires, at its own expense.

(b)           Any settlement or compromise of such Asserted Liability by the Indemnifying Party shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided that no such consent shall be required as long as it is solely a monetary settlement (that will be paid by the Indemnifying Party in its entirety in accordance with the terms hereof) that provides a full release of the Indemnified Party with respect to such matter and does not contain an admission of liability on the part of the Indemnified Party.  Unless the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall control the defense of such claim with counsel of its choice and the Indemnifying Party shall be required to pay all reasonable costs and reasonable expenses incurred by the Indemnified Party in connection with such matter; provided, however, that in the event the Indemnified Party controls the defense of any such claim, the Indemnified Party shall not be permitted to settle or compromise any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(c)           The Stockholders’ Representative and the Parent shall make mutually available to each other all relevant information in their possession relating to any Asserted Liability and shall cooperate with each other in the defense thereof.

(d)           With respect to the 401(k) Remediation as to matters as to the Internal Revenue Service or any other governmental authority, the provisions of Sections 8.6(a) and (b) shall not apply, and the terms of Section 7.3(f) shall control the resolution of such matters.

8.7.          Exclusive Remedy.

Following the Closing, except for seeking equitable relief, and other than with respect to claims of fraud, the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article VIII, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

8.8.          Purchase Price Adjustment.

The Parent, Merger Sub, the Company and the Stockholders agree to treat, to the maximum extent permitted by applicable law, any payments under Section 1.12, this Article VIII or under Sections 7.1(e) or (g) as an adjustment to the Merger Consideration for all Tax purposes.

ARTICLE IX.

TERMINATION

9.1.          Termination by Mutual Consent.

This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of the Parent and the Company.

9.2.          Fixed Date Termination.

The Parent, on the one hand, or the Company, on the other hand, upon written notice given to the other, may terminate this Agreement if the Closing Date has not occurred on or before February 25, 2007, unless such date is extended by written consent of the Parent and the Company; provided, however, that the right to terminate this Agreement under this Section 9.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

9.3.          Termination by the Parent.

The Parent may terminate this Agreement, provided it or Merger Sub is not then in material breach of its respective obligations under this Agreement, by written notice to the Company at any time prior to the Closing if there has been a breach by the Company or the Stockholders of any of their representations, warranties, covenants or agreements contained in this Agreement that would cause the condition set forth in Sections 6.1(a) or 6.1(b) not to be satisfied and, if curable, such breach has not been cured within twenty (20) days following the giving by the Parent to the Company of written notice of such breach.

9.4.          Termination by the Company.

The Company may terminate this Agreement, provided that it and the Stockholders are not then in material breach of their obligations under this Agreement, by written notice to the Parent at any time prior to the Closing Date if there has been a breach by the Parent or Merger Sub of any of the Parent’s or Merger Sub’s representations, warranties, covenants or agreements contained in this Agreement that would cause the condition set forth in Section 6.2(a) or 6.2(b) not to be satisfied and, if curable, such breach has not been cured within twenty (20) days following the giving by the Company to the Parent of written notice of such breach.

9.5.          By Either the Company or the Parent.

The Parent, on the one hand, or the Company, on the other hand, may terminate this Agreement (i) upon written notice given to the other if any governmental entity of competent jurisdiction shall have issued a valid, final and unappealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing or (ii) upon any final action taken, or any final statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity that would make consummation of the Closing illegal; provided, however, that the right to terminate this Agreement under this Section 9.5 shall not be available to any party whose breach of any provision, or whose failure to perform any obligation under, this Agreement has been the cause of such order, action, statute, rule or regulation.

9.6.          Effect of Termination.

In the event of the termination of this Agreement as provided in this Article IX, this Agreement shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder on the part of the Company, the Stockholders, the Parent or Merger Sub, or any of their respective directors, officers, employees, members, partners, Affiliates, agents, representatives, heirs, administrators, executors, successors or assigns, except (i) the provisions of this Agreement relating to the Confidentiality Agreement and (ii) the obligations of the parties to this Agreement under Article X hereof and this Section 9.6 shall survive any such termination.  Notwithstanding the foregoing, nothing herein shall relieve any party from liability for any breach of any of its covenants or agreements or breach of its representations or warranties contained in this Agreement prior to termination of this Agreement.

ARTICLE X.

MISCELLANEOUS

10.1.        Further Assurances.

Upon the terms and subject to the conditions hereof, each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the transactions contemplated hereby.

10.2.        Publicity.

None of the Stockholders or the Company, on the one hand, nor the Parent or any of its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement or the transactions contemplated by this Agreement without obtaining the prior written approval of the other (which, in the case of the Stockholders, shall be given by the Stockholders’ Representative), which approval will not be unreasonably withheld or delayed; provided, however, that (a) the Company shall be entitled to report this Agreement in (and file this Agreement as an exhibit to) a Current Report on Form 8-K with the Commission and (b) any party (or its Affiliates or representatives) may make a public announcement concerning the existence of this Agreement or the transactions contemplated by this Agreement if, in such party’s reasonable judgment, such public announcement is required by applicable U.S. federal securities laws; provided, further, however, that no such public announcement will be made unless the other parties have been advised of the announcing party’s intent to make such public announcement and the other parties (in the case of the Stockholders, acting through the Stockholders’ Representative) have had a reasonable opportunity to review the content of such public announcement and discuss such public announcement with the announcing party.

10.3.        No Waiver.

The failure of either party hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

10.4.        Entire Agreement.

This Agreement and the Exhibits and Schedules to the Company’s Disclosure Schedule and the documents delivered pursuant hereto constitute the entire agreement and understanding of the parties hereto with respect to the transactions contemplated herein and supersede all other agreements, writings, negotiations and commitments heretofore entered into among the Parent or its Affiliates and the Company or the Stockholders with respect to the transactions contemplated hereby (including the letter agreement, dated October 24, 2006, among the Company and MidOcean Partners III, L.P.), but excluding that certain Confidentiality Agreement, dated October 3, 2006, between MidOcean Associates SPC and North Point Advisors LLC, and the Company (the “Confidentiality Agreement”) which shall remain in full force and effect until the Closing.

10.5.        Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of New York applicable to contracts made and to be performed wholly therein, without regard to principles of conflicts of laws that would defer to the laws of another jurisdiction.

10.6.        Jurisdiction, Etc.

Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the Supreme Court of the State of New York for the County of Suffolk and the United States District Court for the Eastern District of New York in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in Suffolk County, New York or the Eastern District of New York, agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts or that such action or suit is brought in an inconvenient forum, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 10.14 hereof.  In addition, each of the parties hereto hereby waives trial by jury in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

10.7.        Assignment.

(a)           Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other party, except that the rights of the Parent hereunder may, without the consent of the other parties hereto, be (A) assigned to any or limited liability company all of the outstanding equity interests of which are owned or controlled, directly or indirectly, by the Parent or (B) pledged to the Parent’s debt financing sources for collateral security purposes; provided, however, that (i) except as to a pledge pursuant to clause (B) above, the assignee shall assume in writing all of the Parent’s obligations hereunder, (ii) the Parent shall not be released from any of its obligations hereunder by reason of such assignment or pledge, and (iii) each assignee of Parent to which such rights have been assigned shall not further assign such rights without the consent of each of the other parties hereto.

10.8.        Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parent, Merger Sub and their respective successors and permitted assigns and of the Company and the Stockholders and their respective successors, permitted assigns, heirs, administrators and executors.

10.9.        No Third-Party Beneficiaries.

Except as provided in Section 5.12 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

10.10.      Fees and Expenses.

(a)           Except as otherwise provided pursuant to Sections 5.3, 5.8 and 5.15 hereof, the last sentence of this Section 10.10(a) and Section 10.10(c), the Company, the Stockholders, and the Parent shall each bear their own direct and indirect expenses (including, without limitation, the fees and expenses of their counsel and advisors) incurred in connection with the negotiation and preparation of this Agreement and the other agreements and documents contemplated hereby and the consummation and performance of the transactions contemplated hereby and thereby.  The Stockholders shall pay all fees and expenses of North Point Advisors LLC, Troutman Sanders LLP and Willkie Farr & Gallagher LLP in connection with the transactions contemplated hereby.

(b)           The Company’s obligation to reimburse MidOcean Partners III, L.P. for documented diligence expenses up to $750,000, pursuant to the letter dated October 24, 2006 from MidOcean Partners III, L.P. to the Company, shall be terminated as of the date hereof.

(c)           The Parent shall pay the first one hundred twenty five thousand dollars ($125,000) of the aggregate amount of all Transfer Taxes and filing fees required in connection with any applicable merger control laws or foreign investment regulations (including under the HSR Act and foreign competition laws).  Any such amounts in excess of one hundred twenty five thousand dollars ($125,000) shall be shared equally by the Parent and the Stockholders.

10.11.      Amendment and Waiver.

This Agreement may be amended only by all of the parties hereto.  The observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) only by the written consent of the parties to be charged thereby.  Any such shall not operate as waiver of any other subsequent condition or obligation.

10.12.      Headings.

The Article, Section and paragraph headings herein have been inserted for convenience of reference only and shall in no way be deemed to affect the meaning or interpretation of any of the terms or provisions hereof.

10.13.      Stockholders’ Representative.

Each Stockholder hereby designates and appoints Mario Sbarro as the exclusive agent, attorney-in-fact and representative (the “Stockholders’ Representative”) for and on behalf of such Stockholder, with full power of substitution, to:

(a)           receive and accept service of any and all notices, requests and other communications to be delivered to any Stockholder in accordance with the terms of this Agreement, including, without limitation, service of all legal process;

(b)           send to the Parent or its successors or permitted assigns any and all notices, requests and other communications in accordance with the terms of this Agreement;

(c)           defend all indemnity claims, consenting to, compromising or settling all indemnity claims, and otherwise acting pursuant to Article VIII; and

(d)           be each Stockholder’s sole and exclusive representative to communicate, respond, consent, answer or otherwise act with respect to any matter arising out of or involving this Agreement (including, without limitation, with respect to all notices, requests and demands by the Parent claiming for indemnification under this Agreement).  In the event of, and from the time of, the above named Stockholders’ Representative’s or any successor’s resignation, death or disability, the Parent shall continue to address all notices, requests and other communications to such Stockholders’ Representative until there is delivered to the Parent an instrument duly executed by the holders of a majority of the Common Stock presently held by the Stockholders or their respective legal representatives appointing a successor to the Stockholders’ Representative, on all of the same terms and conditions as set forth herein.

All actions taken by the Stockholders’ Representative pursuant to the foregoing appointment and authority shall be binding upon each Stockholder and such Stockholder’s respective heirs, executors, administrators, successors and assigns as if expressly ratified and confirmed in writing by each Stockholder.  The authority granted hereunder is deemed to be coupled with an interest.  The Parent shall have the right to rely on any actions taken or omitted to be taken by the Stockholders’ Representative as being the act or omission of the Stockholders, without the need for any inquiry.  The Stockholders agree that the Stockholders’ Representative shall have no liability to the Stockholders for any Loss which they may incur as a result of any action taken in good faith hereunder, or under any other document entered into in connection herewith, and the Stockholders jointly and severally agree to indemnify and hold the Stockholders’ Representative free and harmless against any and all Losses which the Stockholders’ Representative may sustain as a result of any action taken in good faith hereunder or under any other document entered into in connection herewith.

10.14.      Notices.

Any notice or demand to be given hereunder shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (a) on the date delivered, if personally delivered; (b) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery; or (c) five (5) business days after mailing, if mailed by United States certified or registered mail, return receipt requested, in each case with delivery charges pre-paid and addressed to the following addresses:

In the case of the Company, to it at:
Sbarro, Inc.
401 Broadhollow Road

Melville, New York 11747
Attn.: Mr. Mario Sbarro

with a copy to:
Steinberg, Fineo, Berger & Fischoff, P.C.
401 Broadhollow Road
Melville, New York 11747
Attn.: Stuart M. Steinberg, Esq.

In the case of the Stockholders’ Representative or any Stockholder, to such Person at:

c/o Mr. Mario Sbarro
Stockholders’ Representative
401 Broadhollow Road
Melville, New York 11747

with a copy to:
Steinberg, Fineo, Berger & Fischoff, P.C.
401 Broadhollow Road
Melville, New York 11747
Attn.: Stuart M. Steinberg, Esq.

In the case of the Parent or Merger Sub, to it at:
c/o MidOcean Partners
320 Park Avenue
Suite 1700
New York, NY 10022
Attn.:	Robert Sharp
Nicky McGrane

with copies to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, D.C. 20005
Attn: Mark Director, Esq.

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section 10.14.

10.15.      Severability.

If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

10.16.      Certain Definitions.

As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

(a)           “Adjusted Debt” means, without duplication, the aggregate indebtedness (including accrued interest and any applicable prepayment premiums, penalties, breakage costs or other similar obligations in respect thereof) of the Company’s and the Company Subsidiaries’ (other than any Company Subsidiary that is a Withdrawn Asset) for borrowed money (i) under the Indenture relating to the 11% Senior Notes of the Company and (ii) under the Company’s Credit Agreement, but excluding any obligations under letters of credit outstanding under the Credit Agreement; provided that for purposes of calculating Adjusted Debt, fifty percent (50%) of any accrued interest on the 11% Senior Notes for the period commencing on the Closing Date and ending on the Redemption Date, shall be excluded and shall not be deemed to be Adjusted Debt.

(b)           “Affiliate”, with respect to any Person, means any person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person.

(c)           “Business Day” means a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

(d)           “Cash and Cash Equivalents” means, with respect to the Company and the Company Subsidiaries, all cash and cash equivalents, repayable on demand and freely remittable without any exchange or other approvals, determined in accordance with GAAP, as applicable.  For avoidance of doubt, Cash and Cash Equivalents shall (i) be calculated net of issued but uncleared checks and drafts and (ii) include checks and drafts deposited for the account of the Company and the Company Subsidiaries.

(e)           “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

(f)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)           “Credit Agreement” means the credit agreement, dated as of July 25, 2005, between the Company and Commerce Bank N.A., as amended or supplemented.

(h)           “Environmental Laws” means all federal, state and local laws, regulations, rules and other legal requirements (such as injunctions, orders, decrees), and common law, relating to pollution or to protection of human (including workplace) health, safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended), record keeping, notification and reporting requirements respecting Hazardous Substances, or otherwise relating to manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(i)            “ERISA Affiliate” means any Person at any relevant time considered a single employer with the Company or any Company Subsidiary under Section 414 of the Code.

(j)            “Franchise Agreements” means, collectively, all currently effective franchise agreements, conversion agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, development agreements, area development agreements and similar agreements, together with such service agreements, operator agreements, and other similar agreements that alone, or together with other agreements with the Company or any Company Subsidiary, grant or purport to grant to a third party the right to operate, or license others to operate, a “SBARRO” restaurant.

(k)           “Franchisee” means each Person (excluding the Company and the Company Subsidiaries) that is granted the right to operate, or license others to operate, a “SBARRO” restaurant pursuant to the terms of a Franchise Agreement.

(l)            “GAAP” means generally accepted accounting principles in effect in the United States of America at the time of determination, consistently applied.

(m)          “Indebtedness” means, without duplication, (i) all indebtedness of the Company and the Company Subsidiaries (other than any Company Subsidiary that is a Withdrawn Asset) for borrowed money (excluding indebtedness owned by the Company to a Company Subsidiary or by a Company Subsidiary to the Company or another Company Subsidiary), including (A) under the Credit Agreement and the Indenture, (B) accrued and unpaid interest and any accrued and unpaid prepayment premiums, penalties, breakage costs or other similar obligations in respect thereof, and (C) any guarantees of indebtedness for borrowed money (but excluding guarantees of the Company for any such indebtedness of any Company Subsidiary and guarantees of any Company Subsidiary for any such indebtedness of the Company or any other Company Subsidiary), (ii) indebtedness for the deferred purchase price of property or services as evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice), (iii) obligations of such Person as a lessee under capital leases which are required to be classified and accounted for as a liability on a balance sheet under GAAP, and (iv) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person.

(n)           “Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world, however arising: (i) patents, patent applications, inventions (whether or not patentable or reduced to practice) and improvements, (ii) Marks, (iii) works of authorship, copyrights, all registrations, applications for registration and renewals in connection therewith, (iv) rights in software (including code, data, databases, firmware and related documentation), (v) all trade secrets and (vi) all other intellectual property and all copies and tangible embodiments or descriptions of any of the foregoing (in any form or medium).

(o)           “Key Stockholders” means Mario Sbarro, Anthony Sbarro, Carmela Sbarro Trust, Joseph Sbarro Trust, Mario Sbarro LLC and Anthony Sbarro LLC.

(p)           “Knowledge” (or words of similar import) as used with respect to the Company means the actual knowledge of Messrs. Mario Sbarro, Peter Beaudrault, Anthony J. Puglisi, Anthony Missano and Stuart Steinberg, after reasonable inquiry by each such Person of his direct reports in the Company’s corporate headquarters or of the Company’s Vice Presidents of Operations.

(q)           “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(r)            “Marks” means trademarks, service marks, trade dress, Internet domain names and similar indicia of origin, and all adaptations and derivations thereof, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing.

(s)           “Material Adverse Effect” means, with respect to any Person, any change, effect, circumstance or event that has been, is or is reasonably likely to be, (i)materially adverse to the business, assets, liabilities, operations, results of operations, or financial condition of such Person and such Person’s Subsidiaries, taken as a whole, or (ii) materially adversely affects the ability of such Person to perform such Person’s obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that the effect of the following shall not be considered in determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur with respect to the Company or the Company Subsidiaries: any change, effect, circumstance or event resulting from or arising in connection with (v) changes in laws of general applicability or interpretations thereof by courts or governmental authorities, (w) changes in general economic conditions, (x) changes affecting the restaurant or retail industries generally, (y) actions and omissions of the Company or any of the Company Subsidiaries taken or omitted upon the written request of the Parent after the date of this Agreement or with the written consent of the Parent and (z) any effects resulting from the public announcement of this Agreement or the transactions contemplated hereby, except, in the case of clauses (v), (w) and (x), to the extent such change, effect, circumstance or event has a disproportionate adverse effect on the Company and the Company Subsidiaries as compared to other Persons engaged in the same business.

(t)            “Permitted Liens” means the following: (a) Liens listed on Schedule 10.16(t) to the Company’s Disclosure Schedule; (b) Liens for Taxes which are not yet due or the validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves are reflected in the Financial Statements consistent with GAAP; (c) carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or the validity of which are being contested in good faith and for which appropriate reserves are reflected in the Financial Statements consistent with GAAP; (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (f) zoning restrictions, reservations, easements, rights of way, restrictions on use of real property and other similar Liens and minor defects and irregularities in title to property or assets of the Company or any Company

Subsidiary, which, in each case, do not materially and adversely affect the title of the Company or any Company Subsidiary to such property or assets or which are not substantial in amount and do not and would not materially interfere with the ordinary conduct of the business of the Company and the Company Subsidiaries.

(u)           “Person” means an individual, limited or general partnership, corporation, limited liability company, association, unincorporated organization, trust, joint stock company, joint venture, bank or other entity, or a government or any agency or political subdivision thereof.

(v)           “Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date and, in the case of any Straddle Period, the portion of such period including and after the Closing Date.

(w)          “Pre-Closing Tax Period” means any Tax period ending on or before the day prior to the Closing Date and, in the case of any Straddle Period, the portion of such period prior to and including the day prior to the Closing Date.

(x)            “Sbarro Mark” shall mean any mark or name that includes Sbarro and any mark or name confusingly similar thereto or which is a derivative or adaptation thereof.

(y)           “Straddle Period” shall mean any taxable period that includes (but does not end on) the day prior to the Closing Date;

(z)            “Straddle Tax Return” shall mean any Tax Return required to be filed by the Company covering a Straddle Period;

(aa)         “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) in the case of partnerships, serves as a general partner, or (iii) in the case of a limited liability company, serves as managing member or owns a majority of the equity interests, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

(bb)         “Systems” means the computer systems, including the software, firmware, hardware, networks and interfaces owned or used by the Company or any Company Subsidiary in the operation of the business.

(cc)         “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.

(dd)         “Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed, or required to be filed, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

(ee)         “Withdrawn Assets” shall mean the equity interests and assets and liabilities which are transferred in accordance with Section 5.7.

10.17.                      Rules of Construction.

(a)           References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”  Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of and Exhibits to this Agreement.  Any reference to a Schedule shall be deemed a reference to the Company’s Disclosure Schedule.  Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.  Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.  Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(b)           The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement a shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c)           Disclosure Schedules.  The parties hereto agree that any information provided in any Schedule to the Company’s Disclosure Schedule is considered disclosed in each and every other Schedule to the Company’s Disclosure Schedule as to which such information is applicable, to the extent such information is disclosed in a way as to make its relevance to the information called for by such other section reasonably clear on its face.  Any disclosure in the Company’s Disclosure Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be “material,” shall not be construed against any party to this Agreement, as an assertion by such party, that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.

Counterparts.  This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MIDOCEAN SBR HOLDINGS, LLC

By:	/s/ Nicholas McGrane
Name: Nicholas McGrane
Title: Vice President

MIDOCEAN SBR ACQUISITION CORP.

By:	/s/ Nicholas McGrane
Name: Nicholas McGrane
Title: Vice President

[Signature Page to Merger Agreement]

SBARRO, INC.

By:	/s/ Mario Sbarro
Name: Mario Sbarro
Title: Chairman

MARIO SBARRO LLC

By:	/s/ Mario Sbarro
Name: Mario Sbarro
Title: Member

ANTHONY SBARRO LLC

By:	/s/ Anthony Sbarro
Name: Anthony Sbarro
Title: Member

CARMELA SBARRO TRUST

By:	/s/ Franklin Montgomery
Name: Franklin Montgomery
Title: Trustee

JOSEPH SBARRO TRUST

By:	/s/ Franklin Montgomery
Name: Franklin Montgomery
Title: Trustee

GENNARO SBARRO

By:	/s/ Gennaro Sbarro
Name: Gennaro Sbarro
Title:

ANNA MISSANO

By:	/s/ Anna Missano
Name: Anna Missano
Title:

[Signature Page to Merger Agreement]

MARIO SBARRO

By:	/s/ Mario Sbarro
Name: Mario Sbarro
Title:

ANTHONY SBARRO

By:	/s/ Anthony Sbarro
Name: Anthony Sbarro
Title:

JOSEPH SBARRO

By:	/s/ Joseph Sbarro
Name: Joseph Sbarro
Title:

CARMELA SBARRO

By:	/s/ Mario Sbarro
Name: Mario Sbarro
Title: as attorney-in-fact for Carmela Sbarro

[Signature Page to Merger Agreement]